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THE BOEING COMPANY

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Notice of 2010 Annual Meeting and Proxy Statement

Chicago, Illinois

March 15, 2010

Dear Shareholders,

I am pleased to invite you to attend The Boeing Company’s 2010 Annual Meeting of Shareholders on Monday, April 26, 2010 at 10:00 a.m., at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion of any other business matters properly brought before the meeting.

We are very pleased that Mr. David L. Calhoun, Chief Executive Officer of The Nielsen Company, Admiral Edmund P. Giambastiani, Jr., Seventh Vice Chairman of the U.S. Joint Chiefs of Staff, and Ambassador Susan C. Schwab, former U.S. Trade Representative, are new nominees for the Board this year.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

Very Truly Yours,

W. James McNerney, Jr.

Chairman of the Board, President and

Chief Executive Officer

***IMPORTANT CHANGE TO VOTING RULES***

Due to changes to New York Stock Exchange voting rules, your broker can no longer vote your shares for the election of directors absent instructions from you. If you do not provide voting instructions, Boeing will face additional solicitation costs and your shares will not be voted or counted on several important matters. Please vote today using the enclosed proxy card or the other means described in the proxy statement.

Notice of Annual Meeting of Shareholders

The Boeing Company’s 2010 Annual Meeting of Shareholders will be held on Monday, April 26, 2010, beginning at 10:00 a.m., Central time, at The Field Museum, 1400 South Lake Shore Drive in Chicago, Illinois 60605-2496. Registration will begin at 8:30 a.m. The items of business are:

1)	the election of twelve directors;
2)	ratification of the appointment of our independent auditor; and
3)	such shareholder proposals as are properly presented.

Holders of our common stock of record at the close of business on February 26, 2010 are entitled to vote at the annual meeting.

Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the annual meeting. Please see “Frequently Asked Questions About Voting” beginning on page 1 of the proxy statement for more information on how to vote your shares.

By Order of the Board of Directors,

Michael F. Lohr

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2010: This Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available at www.edocumentview.com/ba.

2010 Proxy Statement

General Information

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the 2010 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2009 annual report on or about March 15, 2010.

Shares represented by a properly executed proxy will be voted at the annual meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board recommends a vote FOR Item Nos. 1 and 2 and AGAINST Item Nos. 3 through 7.

Frequently Asked Questions About Voting

Why is it so important that I vote my shares?

We value the input of our shareholders on questions facing the company. In addition, if you hold your shares through a broker, new NYSE rules this year preclude brokers from voting your shares absent your instruction. Your failure to vote this year will require us to incur additional solicitation costs. In addition, only if you vote can your voice be heard on important Boeing matters. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares promptly so that we can avoid additional costs.

How may I vote my shares?

Beneficial Shareholders.    If you hold your shares through a broker, bank or other holder of record, you are not a registered shareholder. In order to vote your shares, please refer to the materials forwarded by your broker, bank or other holder of record for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders.    If you hold shares in your own name, you may vote by proxy before the annual meeting via the Internet at www.envisionreports.com/ba, by calling l-800-652-VOTE (8683) or by signing and returning a proxy card. Proxies submitted via the Internet or by telephone must be received by 10:00 a.m., Central time, on April 26, 2010.

The Boeing Company Voluntary Investment Plan Participants.    If you are or were an employee and you have an interest in Boeing stock through participation in The Boeing Company Voluntary Investment Plan (the “VIP”), which is a 401(k) plan, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy online, by telephone or by mail. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all registered shares and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received by the trustee no later than 10:59 p.m., Central time, on April 21, 2010.

If you do not timely submit voting instructions, the trustee will vote your Plan Shares in accordance with the terms of the VIP, which means the Plan Shares will be voted in the same manner and proportion as the Plan Shares with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not indicate how you would like the proxy to be voted on the proposals listed on the card, you will be deemed to have instructed the trustee to vote in accordance with the recommendations of the Board of Directors.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the Board’s proposal to elect each of the twelve nominees to the Board of Directors (Item No. 1).

•	FOR the Board’s proposal to ratify the appointment of Deloitte & Touche LLP as independent auditor for 2010 (Item No. 2).

•	AGAINST each of the shareholder proposals (Item Nos. 3 through 7).

May I change or revoke my vote?

Beneficial Shareholders.    Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to change their vote.

Registered Shareholders.    Registered shareholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary;

•	delivering another proxy that is dated later than the original proxy; or

•	attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants.    VIP participants may change a properly executed proxy at any time before 10:59 p.m., Central time, on April 21, 2010 by submitting a later dated proxy online, by telephone or by mail to the trustee. VIP participants cannot revoke their voting instructions in person at the annual meeting because the trustee will not be present.

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Item No. 1: Election of Directors.    The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive advance notice under our By-Laws of any shareholder nominees for director, the 2010 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “For” or “Against” a nominee will be counted.

Item Nos. 2 through 7: Proposals other than the Election of Directors.    With respect to each of the proposals other than the election of directors, shareholders may vote “For” or “Against” the proposal, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Item Nos. 2 through 7. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Item Nos. 2 through 7.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial shareholder?

Under the rules of the NYSE, if a broker or other financial institution holds your shares in its name and you do not provide your voting instructions to them, that firm has discretion to vote your shares for certain routine matters. Item No. 2, the ratification of the appointment of our independent auditor, is a routine matter.

On the other hand, the broker or other financial institution that holds your shares in its name does not have discretion to vote your shares for non-routine matters. The election of directors (Item No. 1) and Item Nos. 3 through 7 are non-routine matters and the firm that holds your shares in its name may not vote on those items absent your instruction. When a firm votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the annual meeting but are not considered “present” for purposes of voting on the non-routine items.

Election of Directors (Item No. 1)

At the 2010 Annual Meeting, 12 directors are to be elected for a one-year term. Each of the nominees currently serves as a Boeing director. Each director nominee in this uncontested election will be elected if he or she receives more “For” votes than “Against” votes. Each nominee elected as a director will continue in office until the 2011 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

The Governance, Organization and Nominating Committee of the Board of Directors, which we refer to as the GON Committee, is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the GON Committee considers the candidate’s expertise (including international experience and industry background), independence, and integrity, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. In addition, the GON Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The GON Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent. Mr. Calhoun and Admiral Giambastiani were referred to the GON Committee by a third-party search firm, and Ambassador Schwab was recommended to the GON Committee by a nonemployee director. See our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement, for additional information on the selection of director candidates.

In addition to the considerations described above, our Corporate Governance Principles mandate that the GON Committee consider diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. The GON Committee discusses diversity considerations in connection with each candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, both the GON Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the GON Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The GON Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Boeing director and their age.

John H. Biggs Age 73 Director since 1997

Former Chairman, President and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. Mr. Biggs is a director of the National Bureau of Economic Research and the Pension Rights Center in Washington, D.C. and a trustee of Washington University in St. Louis and The Danforth Foundation. He is also a member of the Board of Emeriti and the Chairman of the Washington University Investment Management Company.

Mr. Biggs has served more than 12 years on our Board. Mr. Biggs is a recognized expert in U.S. corporate governance, having served as an Executive-in-Residence at New York University’s Stern School of Business since 2005, where he has taught classes in corporate governance. Mr. Biggs also has significant experience with accounting and financial reporting and oversight matters. For example, in addition to the experience described above, Mr. Biggs served for five years on the Advisory Committee to the Public Company Accounting Oversight Board and as a trustee of the foundations overseeing the Financial Accounting Standards Board and the International Accounting Standards Committee. Mr. Biggs’ fellow directors have elected him as Chair of Boeing’s Audit Committee due in part to his significant qualifications in this area, which also include prior service as Vice Chair of the JPMorgan Chase Audit Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

Mr. Biggs is Chair of the Audit Committee and a member of the Finance Committee.

John E. Bryson Age 66 Director since 1995

Senior Advisor, Kohlberg Kravis Roberts & Co. (KKR), Retired Chairman of the Board and Chief Executive Officer, Edison International. Mr. Bryson served as Chairman, President and CEO of Edison International (electric power generator and distributor), the parent company of Southern California Edison, from 1990 until 2008. Mr. Bryson is also on the boards of The Walt Disney Company and CODA Automotive. He is a trustee of the California Institute of Technology, a director of the W.M. Keck Foundation and The California Endowment, and chairman of the Pacific Council on International Policy.

Mr. Bryson is our longest-serving director, and he brings to the Board a broad array of institutional knowledge and a historical perspective. Mr. Bryson has served on our Board for more than 15 years, and has participated as a member on all four of our principal standing committees. Based on his experience at Edison International and The Walt Disney Company, which is described above, Mr. Bryson is able to deliver important insights to our management and other directors on subjects ranging from executive compensation and corporate governance to corporate strategy and management oversight. As a result of his prior leadership responsibilities, management expertise and independence, Mr. Bryson’s fellow directors have elected him to serve as Chair of Boeing’s Compensation Committee. Finally, Mr. Bryson provides expert, independent advice to Boeing on energy, natural resources and environmental matters. His experience in this area includes his role as an initial founder of the Natural Resources Defense Council and current service on the Secretary General of the United Nations Advisory Group on Energy and Climate Change.

Mr. Bryson is Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.

David L. Calhoun Age 52 Director since 2009

Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company. Mr. Calhoun has served since 2006 as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company (marketing and media information). Previously, Mr. Calhoun served as Vice Chairman of General Electric Company and President & Chief Executive Officer, GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Transportation; President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; and President and Chief Executive Officer of GE Transportation Systems. Mr. Calhoun also serves on the board of directors of Medtronic, Inc. and the National Underground Freedom Center. He is Co-Chairman of the Campaign for Virginia Tech.

Mr. Calhoun is one of our newest directors, and has proven to be an important contributor to Board deliberations on many matters. Mr. Calhoun provides insight and perspective on general strategic and business matters, stemming from his extensive executive and management experience with Nielsen and GE. Mr. Calhoun also has significant aerospace and aircraft industry expertise as evidenced by his leadership of GE’s aircraft engines business. Finally, Mr. Calhoun serves on the audit committee of Medtronic, Inc. and has extensive financial and accounting skills, as a result of which the Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

Mr. Calhoun is a member of the Audit Committee and Finance Committee.

Arthur D. Collins, Jr. Age 62 Director since 2007

Senior Advisor, Oak Hill Capital Partners, Retired Chairman of the Board, Medtronic, Inc. Mr. Collins served as Chairman of the Board of Medtronic, Inc. (medical device and technology) from April 2002 to August 2008. At Medtronic, Mr. Collins was also Chairman and Chief Executive Officer from May 2002 to August 2007, President and Chief Executive Officer from April 2001 to May 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of Abbott from May 1984 to October 1989. Mr. Collins is also on the board of US Bancorp and Cargill, Inc. and a member of the Board of Overseers of The Wharton School at the University of Pennsylvania.

Mr. Collins provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on his extensive executive experience and broad business background. Mr. Collins also brings the perspective of an experienced member of multiple corporate boards, including as chair of the governance committee and as a member of the compensation committee of the board of US Bancorp. In addition, Mr. Collins’ years of leadership at Medtronic allows us to benefit from his experience managing the operations of a large, global, high-technology company. In recognition of Mr. Collins’ skills in corporate finance, strategic and accounting matters, the Board has elected Mr. Collins to serve as the Chair of the Finance Committee and has determined that he is an “audit committee financial expert” as defined by SEC rules.

Mr. Collins is Chair of the Finance Committee and a member of the Audit Committee.

Linda Z. Cook Age 51 Director since 2003

Retired Executive Director, Royal Dutch Shell plc. Ms. Cook served as Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) from August 2004 until December 2009 with executive responsibilities for global natural gas, trading and technology. She also served as a member of the Shell board of directors. Previously, she served as President and Chief Executive Officer and a member of the board of directors of Shell Canada Limited from August 2003 until August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 through July 2003. Ms. Cook is a director of Cargill, Inc. and a member of the Society of Petroleum Engineers, the China Development Forum, the Board of Trustees for the University of Kansas Endowment Association and the Advisory Board for the University of Texas Energy Institute.

Ms. Cook’s extensive senior management and board experience at Royal Dutch Shell positions her to advise management on a wide range of strategic, financial and governance matters. Ms. Cook also has extensive international business experience, which has proven to be valuable given Boeing’s extensive relationships with non-U.S. suppliers and customers. Ms. Cook has an engineering background, and her expertise in this area is invaluable to the Board’s deliberations with respect to project management and the many technical and high-technology aspects of our businesses. Ms. Cook also has extensive knowledge of finance and accounting matters, as a result of which the Board has determined that she is an “audit committee financial expert” as defined by SEC rules.

Ms. Cook is a member of the Audit Committee and the Finance Committee.

William M. Daley Age 61 Director since 2006

Vice Chairman and Head of the Office of Corporate Responsibility and Chairman of the Midwest Region for JPMorgan Chase & Co. Mr. Daley has served as Vice Chairman and Head of the Office of Corporate Responsibility for JPMorgan Chase & Co. (banking and financial services) and on its Operating Committee since June 2007. He has also served as Chairman of the Midwest Region for JPMorgan Chase & Co. and on its Executive Committee and International Committee since May 2004. He served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley served as President, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. He was Vice Chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as Chairman of Vice President Albert Gore, Jr.’s 2000 presidential election campaign. Mr. Daley is also on the board of Abbott Laboratories and served on the board of Boston Properties, Inc. from 2003 until 2007.

Mr. Daley brings to our Board a wide range of experience in leadership positions in both the public and private sectors. His tenure as President Clinton’s Secretary of Commerce enables Mr. Daley to share unique insights both with respect to Boeing’s government relations and its extensive international trade operations. Given Boeing’s extensive relationships with non-U.S. suppliers and customers, Mr. Daley’s experience in international business matters is particularly valuable to the Board and senior management. Mr. Daley also has significant experience in the areas of governmental affairs, corporate charitable giving and global corporate citizenship. Finally,
Mr. Daley’s other board service, including as a member of the compensation committee of Abbott Laboratories, and experiences as former President of SBC Communications enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters.

Mr. Daley is a member of the Finance Committee and the Special Programs Committee.

Kenneth M. Duberstein Age 65 Director since 1997

Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also on the boards of ConocoPhillips, Mack-Cali Realty Corporation and The Travelers Companies, Inc. and served on the boards of Fannie Mae from 1998 until 2007 and Collegiate Funding Services, Inc. from 2004 until 2007.

Mr. Duberstein has been a member of our Board for more than 12 years, and since 2005 has provided independent leadership to our Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experience both with respect to U.S. government and international matters and experience as a member of other Fortune 500 boards. Mr. Duberstein’s extensive experience both in the highest levels of the U.S. government and as an outside strategic advisor allows him to advise the Board and senior management on key issues of corporate strategy, as well as a wide range of other issues directly related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his overall leadership abilities, his fellow directors elected him both as Lead Director and as Chair of Boeing’s Governance, Organization and Nominating Committee.

Mr. Duberstein is the Lead Director, Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.

Edmund P. Giambastiani, Jr. Age 60 Director since 2009

Seventh Vice Chairman of the U.S. Joint Chiefs of Staff (2005-2007) and former NATO Supreme Allied Commander Transformation (2003-2005) and Commander, U.S. Joint Forces Command (2002-2005). Admiral Giambastiani is a career nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet level. His staff experience includes service as the co-Chairman of the Defense Acquisition Board and the Chairman of the Joint Requirements Oversight Council. He currently serves on the boards of Monster Worldwide, SRA International and QinetiQ Group PLC. He also served as the non-executive Chairman of Alenia North America, Inc. from January 2008 until September 2009.

Admiral Giambastiani is one of our newest directors, and is already providing key insights to senior management and our Board on a wide range of subjects. During his distinguished military career of over 40 years, Admiral Giambastiani developed extensive operational and engineering experience that fits well with Boeing’s business needs. Admiral Giambastiani also has extensive experience with program development, program resourcing and other aspects of managing major U.S. armed forces acquisition programs. Each of these skills enables Admiral Giambastiani to provide expert advice to senior management and his fellow directors on a range of technical and operational matters. Admiral Giambastiani also has extensive strategy development experience and experience as a senior military leader, both of which enhance the Board’s management oversight resources.

Admiral Giambastiani is a member of the Audit Committee, Finance Committee and Special Programs Committee.

John F. McDonnell Age 71 Director since 1997

Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. He is Vice Chairman of the board of Washington University and of the Donald Danforth Plant Science Center.

Mr. McDonnell has served as a member of our Board and its four standing committees throughout his more than 12 years of Board service. Mr. McDonnell has unparalleled experience in and knowledge of the commercial and military aerospace industries. Mr. McDonnell provides the Board with a rare combination of historical industry perspective and an extensive understanding of the industry’s current challenges and opportunities, both as an industry leader and experienced business person. Mr. McDonnell also has extensive senior management experience, which supports the Board’s management oversight role as well as its commitment to oversee and direct corporate strategy.

Mr. McDonnell is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

W. James McNerney, Jr. Age 60 Director since 2001

Chairman, President and Chief Executive Officer, The Boeing Company. Mr. McNerney has served as Chairman, President and Chief Executive Officer of The Boeing Company since July 1, 2005. Previously, he served four and a half years as Chairman and Chief Executive Officer of 3M Company (diversified technology). Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney is on the boards of The Procter & Gamble Company and IBM. He is also a member of various business and educational organizations.

Mr. McNerney serves a key leadership role on the Board, provides the Board with an in-depth knowledge of each of Boeing’s businesses, industry, challenges and opportunities, and communicates management’s perspective on important matters to the Board. In addition to his extensive senior management experience at both Boeing and elsewhere, Mr. McNerney brings to the Board experience as an independent director of other Fortune 100 companies, including service as Presiding Director of Procter & Gamble and as a member of the audit committee of IBM. This extensive leadership experience enables Mr. McNerney to play a key role in all matters involving our Board, and positions him well to act not only as the Board’s Chair, but also as the principal intermediary between management and the independent directors of our Board.

Mr. McNerney is Chair of the Special Programs Committee.

Susan C. Schwab Age 54 Director since 2010

Professor, University of Maryland School of Public Policy. Ambassador Schwab served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of Caterpillar Inc. and FedEx Corporation and served on the boards of Calpine Corporation from 1997 to 2005, Adams Express Company from 2000 to 2005 and Petroleum Resources Corp. from 2000 to 2005.

Ambassador Schwab is our newest director, and brings unique global and governmental perspectives to the Board’s deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s experience in the U.S. government also allows her to advise Boeing in facing the many challenges and opportunities that relate to government interactions. Ambassador Schwab’s prior business experience and current service on other corporate boards, including as a member of the compensation committee of FedEx Corporation, also deepen Boeing’s perspectives on a wide range of strategic, operational and corporate governance matters.

Ambassador Schwab is a member of the Audit Committee and the Finance Committee.

Mike S. Zafirovski Age 56 Director since 2004

Former President and Chief Executive Officer, Nortel Networks Corporation. Mr. Zafirovski served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) from November 2005 through August 2009. Previously, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and CEO of five businesses in the industrial and financial services arenas, his most recent being President and CEO of GE Lighting from July 1999 to May 2000.

Mr. Zafirovski provides independent guidance to the Board on a wide variety of general strategic and business matters based on his vast experience leading enterprises with significant international operations. Mr. Zafirovski’s leadership at Nortel and Motorola also allows him to provide unique perspectives on high-technology and security matters. Mr. Zafirovski also has an extensive background in financial services industry leadership, which provides the Board with key expertise in financial matters. Mr. Zafirovski has a track record of emphasizing strong corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

Mr. Zafirovski is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

Corporate Governance

Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the company. Our corporate governance materials, including our Corporate Governance Principles (which are set forth in Appendix 1 to this proxy statement), the charters of each of the standing committees of the Board, our Director Independence Standards, our codes of conduct for directors, finance employees and all employees and information regarding securities transactions by our directors and officers, may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. We will also provide any of the foregoing information in print without charge upon written request to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596.

The GON Committee reviews our Corporate Governance Principles on a regular basis and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Board Composition, Responsibilities and Leadership Structure

The Board of Directors is responsible for overseeing the affairs of the company. The Board held 10 meetings during 2009. Each incumbent director attended at least 85% of the meetings of the Board and the committees on which he or she served during 2009. Directors are expected to attend our annual meeting of shareholders, and all directors then serving attended the 2009 Annual Meeting. Following the 2010 Annual Meeting, the Board will consist of 12 directors. Our By-Laws provide, however, that the Board may increase or decrease the size of the Board and fill any vacancies.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. McNerney, our President and Chief Executive Officer, to serve as Chairman of the Board, while also selecting a Lead Director—currently, Mr. Duberstein—to provide independent leadership. Our Lead Director is elected annually by a majority of the independent directors upon a recommendation from the GON Committee. Our Lead Director presides over executive sessions of the 11 nonemployee directors following every Board meeting (which sessions are not attended by management) and advises the Chairman, in consultation with the other independent directors, as to Board schedules and agendas. The Board has also determined that our Lead Director shall be available to consult with shareholders and call meetings of the independent directors when appropriate. The independent directors believe that our President and Chief Executive Officer’s in-depth knowledge of each of our businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior member of management at other Fortune 100 companies, make him the best-qualified director to serve as Chairman. The Board may subsequently decide, however, to change that leadership structure, and we do not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board. See our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement, for additional information on the leadership structure of the Board.

Board Committees

The Board has delegated certain authority to five standing committees, the principal responsibilities of which are set forth below. Each committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at www.boeing.com/corp_gov/. The biographical information of each of our directors beginning on page 4 includes the standing committees on which he or she serves. In addition, the Board has established a Stock Plan Committee composed of the Chairman, to which the Compensation Committee may delegate certain of its responsibilities.

Audit Committee

The Audit Committee met 11 times in 2009. The Audit Committee oversees our independent auditor and accounting and internal control matters. Its responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

The Audit Committee also prepares the Audit Committee Report that Securities and Exchange Commission, or SEC, rules require be included in our annual proxy statement. This report is on page 59 of this proxy statement.

The Audit Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established under our Corporate Governance Principles, as well as additional or supplemental independence standards applicable to Audit Committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate within the meaning of NYSE listing standards, and that Messrs. Biggs, Calhoun and Collins and Ms. Cook are “audit committee financial experts” as defined by SEC rules.

Compensation Committee

The Compensation Committee met nine times in 2009. The Compensation Committee oversees our executive and equity compensation programs. Its responsibilities include:

•	annually reviewing and approving the salary, incentive awards, equity-based awards and any other long-term incentive awards for our CEO and other corporate officers;

•

reviewing employment and severance agreements, change in control provisions affecting compensation, and special or supplemental arrangements such as supplemental retirement benefits and perquisites for our CEO and other corporate officers;

•	reviewing, approving and monitoring compliance with any stock ownership guidelines applicable to our CEO and other members of management; and

•	approving and overseeing all incentive compensation plans and other equity-based plans and approving, or recommending to the Board to approve changes to such plans.

The Compensation Committee also prepares the Compensation Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 33 of this proxy statement.

The Compensation Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established under our Corporate Governance Principles.

Finance Committee

The Finance Committee met six times in 2009. The Finance Committee’s responsibilities include:

•	reviewing and making recommendations concerning proposed dividend actions, stock splits and repurchases, and issuance of debt or equity securities;

•	reviewing strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

•	reviewing customer financing activities and related customer finance business;

•	reviewing our funding plans and funding plans of our subsidiaries;

•	reviewing our significant financial exposures, contingent liabilities and major insurance programs;

•	reviewing our credit agreements and short-term investment policies; and

•	reviewing the investment policies, administration and performance of the trust investments of our employee benefit plans.

The Finance Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established under our Corporate Governance Principles.

Governance, Organization and Nominating Committee

The GON Committee met eight times in 2009. The GON Committee’s responsibilities include:

•	making recommendations to the Board concerning the organization, leadership, structure, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	developing an annual performance evaluation process for the Board;

•	formulating corporate governance principles for approval by the Board and reviewing the principles on a regular basis;

•	monitoring and reviewing at least annually the performance of our CEO and plans for senior management succession; and

•	considering possible conflicts of interest of Board members and officers.

The GON Committee frequently works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established under our Corporate Governance Principles.

Special Programs Committee

The Special Programs Committee met five times in 2009. The Special Programs Committee reviews company programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

As set forth in our Corporate Governance Principles, our Board of Directors is responsible for consideration and oversight of risks facing Boeing. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. For example, our Senior Vice President, Office of Internal Governance reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit Committee’s charter. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the full Board after meeting with our Senior Vice President, Office of Internal Governance, our Corporate Auditor and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. For more information on the interaction between risk and our compensation practices, see “Executive Compensation—Compensation and Risk” on page 33. In addition, the Finance Committee is responsible for assessing risk related to our capital structure, significant financial exposures, our risk management and major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs.

Communications with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our Lead Director or to the nonemployee directors as a group. This process is described in detail on our website at www.boeing.com/corp_gov/email_the_board.html.

Director Independence

Our Corporate Governance Principles require that at least 75% of the Board be independent under NYSE listing standards or be nonemployee directors. The Board of Directors has adopted Director Independence Standards to assist in determining whether a director does not have material relationships with Boeing and thereby qualifies as independent. The Director Independence Standards are based on NYSE “independent director” listing standards. To be considered “independent,” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with us other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with Boeing). In each case, the Board broadly considers all relevant facts and circumstances.

Under the Director Independence Standards, a director will not be deemed to be “independent” if:

•	the director is, or in the last three years was, employed by us or any of our direct or indirect subsidiaries;

•	an immediate family member of the director is, or in the last three years was, employed by us as an executive officer;

•

the director, or an immediate family member of the director, is a current partner of a firm that is our internal or external auditor or within the last three years has been a partner or employee of such a firm and personally worked on our audit within that time;

•	the director is a current employee of our internal or external auditor;

•	an immediate family member of the director is a current employee of our internal or external auditor and personally works on our audit;

•

the director, or an immediate family member of the director, received more than $120,000 over a twelve-month period in direct compensation from us within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

•	the director is, or within the last three years was, employed as an executive officer of another company where any of our current executives serve or served on that company’s compensation committee;

•

an immediate family member of the director is, or within the last three years was, employed as an executive officer of another company where any of our current executives serve or served on that company’s compensation committee;

•

the director is an executive officer or an employee of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or

•

an immediate family member of the director is an executive officer of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home; however, it does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren.

The Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence:

•

the director’s service as an employee of an organization that has purchased property or services from us, or provided property or services for us, if (1) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s or our consolidated gross revenues in each of the past three fiscal years and (2) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of the organization or Boeing, or

•

the director’s service as an executive officer of a tax-exempt or charitable organization if, within the preceding three years, our discretionary contributions to the organization (other than employee and director matching contributions under our gift match program) in any single fiscal year, in the aggregate, have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues.

The Board of Directors reviews all commercial and charitable relationships of directors on an annual basis. The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board determines and discloses on an annual basis whether each director meets these categorical independence standards. For relationships not covered by the Director Independence Standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who themselves satisfy the independence guidelines.

The Board of Directors has reviewed the relationships between us and each of our directors and has determined that John H. Biggs, John E. Bryson, David L. Calhoun, Arthur D. Collins, Jr., Linda Z. Cook, William M. Daley, Kenneth M. Duberstein, Edmund P. Giambastiani, Jr., John F. McDonnell, Susan C. Schwab, and Mike S. Zafirovski are independent under NYSE “independent director” listing standards and our Director Independence Standards and have either no relationships with us (other than as a director and shareholder) or only immaterial relationships with us. W. James McNerney, Jr. is not an independent director because he is our President and CEO. We make payments to and receive payments from JPMorgan Chase & Co., Mr. Daley’s employer, in amounts that fall below the categorical independence standards described above.

Codes of Conduct

The Board expects our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our codes of conduct. Shareholders may access a copy of each code of conduct on our website at www.boeing.com/corp_gov/. The Board will promptly disclose any waivers of our Code of Ethical Business Conduct for Members of the Board of Directors. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chair of the GON Committee. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Outside Board Memberships

Our CEO and other elected officers must seek the approval of the GON Committee before accepting outside board memberships with for-profit entities. Directors should notify the GON Committee before accepting an invitation to serve on another board to enable the GON Committee to consider whether (1) any regulatory issues or potential conflicts would be raised by accepting such an invitation and (2) the director would have the time required to prepare for, participate in and attend Board meetings. Directors who also serve as chief executive officers, or in equivalent positions, should not serve on more than two boards of public companies in addition to our Board and other directors should not serve on more than four boards of public companies in addition to our Board.

While we acknowledge the value in having directors and officers with significant experience in other businesses and activities, each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Board. In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy protection in the United States, Canada and Europe. In February 2009, the Board concluded that these events did not impair Mr. Zafirovski’s independence or his ability to continue to serve as a director. Mr. Zafirovski resigned from Nortel on August 9, 2009. In February 2010, the Board re-evaluated the events and again concluded that they do not impair Mr. Zafirovski’s independence or his ability to continue to serve as a director.

Director Compensation

Nonemployee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of our shareholders. Employee directors receive no additional compensation for Board service.

The form and amount of director compensation is determined by the GON Committee, which regularly reviews and compares our Board compensation to director compensation at peer companies that are also benchmarks for our executive compensation program. See “Benchmarking Against Our Peer Group” beginning on page 28 for more information. The GON Committee has engaged Towers Perrin (now doing business as Towers Watson) to serve as its outside compensation consultant with respect to the compensation and benefits of nonemployee directors. See “Compensation Consultants” on page 17 for more information. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

2009 Director Compensation Table

The following table sets forth information regarding 2009 compensation for each of our nonemployee directors. Our nonemployee director compensation program consists of cash (board and committee annual retainer fees) and equity (deferred stock unit awards).

Name	Fees Earned or Paid in Cash ($)(9)	Stock Awards ($)(10)	Option Awards ($)(11)	All Other Compensation ($)(12)	Total ($)
John H. Biggs(1)	$115,000	$130,000	$—	$31,000	$276,000
John E. Bryson(2)	115,000	130,000	—	62,000	307,000
David L. Calhoun(3)	56,301	73,192	—	30,000	159,493
Arthur D. Collins, Jr.(4)	110,172	130,000	—	31,000	271,172
Linda Z. Cook	100,000	130,000	—	27,500	257,500
William M. Daley	100,000	130,000	—	—	230,000
Kenneth M. Duberstein(5)	140,000	130,000	—	40,500	310,500
Edmund P. Giambastiani, Jr.(6)	—	—	—	—	—
John F. McDonnell	100,000	130,000	—	40,000	270,000
Susan C. Schwab(7)	—	—	—	—	—
Mike S. Zafirovski(8)	104,829	130,000	—	31,000	265,829

(1)	Audit Committee Chair.

(2)	Compensation Committee Chair.

(3)	Mr. Calhoun joined the Board on June 8, 2009.

(4)	Finance Committee Chair (as of the 2009 Annual Meeting).

(5)	Lead Director; Governance, Organization and Nominating Committee Chair.

(6)

Admiral Giambastiani joined the Board on October 7, 2009. His compensation in connection with his service as a director in 2009 is paid in 2010 and is not reported in the 2009 Director Compensation Table.

(7)	Ambassador Schwab joined the Board on February 10, 2010.

(8)	Finance Committee Chair (until the 2009 Annual Meeting).

(9)	The amount reported in the “Fees Earned or Paid in Cash” column reflects total cash compensation paid to each director in 2009 and includes amounts deferred at the director’s election.

(10)

The amount reported in the “Stock Awards” column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each director in 2009. Such grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2009, the following directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Biggs, 33,797 units; Mr. Bryson, 37,564 units; Mr. Calhoun, 1,590 units; Mr. Collins, 10,714 units; Ms. Cook, 17,032 units; Mr. Daley, 13,090 units; Mr. Duberstein, 35,738 units; Mr. McDonnell, 21,907 units; and Mr. Zafirovski, 17,764 units.

(11)

The award of stock options as an element of nonemployee director compensation was discontinued after 2004. As of December 31, 2009, the following directors had the following aggregate number of outstanding stock options, all of which are fully vested: Mr. Biggs, 12,000; Mr. Bryson, 9,600; Ms. Cook, 3,000; Mr. Duberstein, 12,000; and Mr. McDonnell, 12,000.

(12)

The amount reported in the “All Other Compensation” column for each director consists of amounts in gift matching under the Board Member Leadership Gift Match Program, which matches dollar-for-dollar certain charitable contributions made by directors, with a maximum match of $31,000 per director on an annual basis. The amounts for Messrs. Bryson and Duberstein include matches made in 2009, which were attributable to previous years’ gift match limits. The amount for Mr. McDonnell also includes amounts attributable to prior years, and in addition, includes an amount that will be applied to his 2010 gift match limit. To be eligible for gift matching under the Board Member Leadership Gift Match Program, a contribution must be to a non-profit organization or educational institution in whose function and affairs the director has a substantial involvement.

Cash Compensation

In 2009, nonemployee directors received a cash annual retainer fee of $100,000. Our Lead Director received an additional annual retainer fee of $25,000. Nonemployee directors who served as chairs of the Audit Committee, the Compensation Committee, the Governance, Organization and Nominating Committee, the Finance Committee and the Special Programs Committee received an additional annual retainer fee of $15,000. We do not pay additional fees for attending Board or committee meetings. All retainer fees are payable quarterly, as of the first business day of January, April, July and October. We reimburse nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services.

Deferred Compensation

Nonemployee directors may defer all or part of their cash compensation into an interest-bearing, cash-based account or as deferred stock units (an unfunded stock unit account) under our Deferred Compensation Plan for Directors. The number of units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on each of the four quarterly dates on which the annual retainer fee is paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units and will be distributed as shares of Boeing stock after retirement or other termination of Board service. For the 2009 deferrals, the Fair Market Value on each of January 2, April 1, July 1 and October 1, 2009 was $44.17, $34.91, $42.55 and $52.97, respectively, and directors deferred cash compensation into deferred stock units as follows: Mr. Bryson, $115,000 for 2,693 units; Mr. Collins, $110,172 for 2,564 units; Mr. Daley, $100,000 for 2,342 units; and Mr. Zafirovski, $104,829 for 2,471 units. Mr. Calhoun deferred $50,000 of his 2009 cash compensation into an interest-bearing, cash-based account.

Stock-Based Compensation

During 2009, each nonemployee director was entitled to receive, on a quarterly basis, retainer stock units valued at $32,500. Each of these directors received an aggregate of 3,044 retainer stock units during 2009, except for the three nonemployee directors who were not directors at the beginning of the year. During 2009, Mr. Calhoun received 1,570 units and Admiral Giambastiani and Ambassador Schwab received 0 units. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in our Deferred Compensation Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

Before 2005, nonemployee directors received annual option grants, with an exercise price equal to the average of the Fair Market Values for the fifth through ninth business days following the grant date, which was the date of the annual meeting. The options have a term of ten years and generally became exercisable in installments of one, three and five years after the grant date.

As set forth in our Corporate Governance Principles, the Board of Directors has approved stock ownership guidelines that provide that each nonemployee director should attain during his or her first three years as a director an investment position in Boeing stock (including deferred stock units) equal to three times the annual retainer fee and by the end of his or her sixth year as a director an investment equal to five times the annual retainer fee. All directors who have served three years or more meet the applicable guidelines.

Compensation Consultants

In accordance with authority granted to the Compensation Committee pursuant to its charter, the Compensation Committee has engaged Towers Perrin (now doing business as Towers Watson) to serve as its outside compensation consultant. In this capacity, Towers Perrin provides information, data and advice on matters such as trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of our executives to our performance, evaluation of the design of individual pay elements and the total pay program, and other topics as the Compensation Committee requests. The Compensation Committee has also directed that Towers Perrin interact with management, when appropriate, on the Compensation Committee’s behalf. Towers Perrin also assists the GON Committee with respect to nonemployee director compensation.

The Board permits management to engage Towers Perrin to perform additional non-executive compensation services for us, subject to the prior approval of the Compensation Committee. Towers Perrin provides the Compensation Committee on a semi-annual basis with a comprehensive description of these services, which during 2009 consisted of actuarial consulting and retirement design and strategy work. Towers Perrin received approximately $440,000 in fees from us in 2009 in connection with its role as outside executive and nonemployee director compensation consultant to the Board and its committees and approximately $4.2 million in fees from us in connection with other services. The Compensation Committee does not believe that Towers Perrin’s role in providing other services to us compromises Towers Perrin’s ability to provide the Compensation Committee with an objective and independent perspective.

Related Person Transactions

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them. Except to the extent set forth below under “Certain Transactions,” to the company’s knowledge, since January 1, 2009 no director, executive officer, greater than 5% shareholder or any of their immediate family members has had a material interest in any of our ongoing business transactions or relationships.

Policies and Procedures

Our policies and procedures for review and approval of related person transactions appear in our Conflict of Interest Procedure, Employment of Relatives and Close Personal Relations Procedure and our Related Party Disclosures Procedure, which are internally distributed, and in our Code of Ethical Business Conduct for Members of the Board of Directors, our Corporate Governance Principles, and the charter of the GON Committee, which are posted on our website. Our Corporate Governance Principles are also included as Appendix 1 to this proxy statement.

Under our policies and procedures, related parties include, among others, our executive officers and directors, and record or beneficial owners of more than 5% of our voting common stock, as well as their immediate family members. Our legal, financial accounting, treasury and corporate development departments review transactions with these related parties, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. The findings of our departments are furnished to the Vice President, Accounting and Financial Reporting, who reviews any potential related person transactions identified for materiality and evaluates the need for disclosure under the SEC rules.

In addition, the GON Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, executive officer or an immediate family member of a director or executive officer has an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest, and us to conduct conflict of interest reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees this review and determination, and refers to the GON Committee for review and approval of any transaction or proposed transaction involving executive officers. The factors considered in making the determination include:

•	the executive officer’s duties and responsibilities toward us; and

•	if the transaction includes another company:

-	the company or business involved in the transaction, including the product lines and market of the company or business;

-	the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors); and

-	the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee, representative, etc.).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or proposes to enter into a business or contractual relationship;

•	accepting compensation from us other than compensation associated with his or her activities as a director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

Rocky Gutierrez, a son-in-law of Scott E. Carson, our former Executive V.P., President and Chief Executive Officer, Commercial Airplanes, is employed by us. Mr. Gutierrez’s compensation, which was approximately $122,000 in 2009, has been established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. He is also eligible to participate in our employee benefit programs on the same basis as other eligible employees. Mr. Carson has not participated in compensation decisions relating to Mr. Gutierrez.

Evercore Trust Company, National Association, successor to the special fiduciary services business of Bank of America Corporation (“Evercore”), is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 2 to Schedule 13G filed by Evercore with the SEC on February 11, 2010. Evercore is the investment manager for shares of our common stock held by The Boeing Company Employee Savings Plans Master Trust (the “Savings Plans Trust”) and The Boeing Company Retirement Plans Master Trust (the “Retirement Plans Trust”) on behalf of certain of our retirement plans. Pursuant to the investment management agreement with the Savings Plans Trust, Evercore is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2008 and 2009, these fees totaled approximately $652,000 and $580,000, respectively. In November 2009, the Retirement Plans Trust engaged Evercore to serve as investment manager and paid fees of approximately $57,000 for services during 2009. The investment management agreement for the Retirement Plans Trust currently provides for the payment of fees totaling approximately $385,000 in 2010.

State Street Bank and Trust Company (“State Street”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 12, 2010. State Street is the trustee of the Savings Plans Trust. During 2009, the Savings Plans Trust paid State Street approximately $1.8 million for its services as trustee of the Savings Plans Trust and for services relating to our custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors, a division of State Street, acted as investment manager for various investment fund options within the Savings Plans Trust, and received approximately $1.0 million in fees for such services in 2009.

We, from time to time, enter into customary commercial and investment banking relationships with Evercore, State Street and their affiliates.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of our senior executives, including the officers named in the Summary Compensation Table on page 34 (the “Named Executive Officers” or “NEOs”).

Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our stakeholders. The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation). Our incentive program is designed to emphasize a pay-for-performance relationship since payouts are predominantly based on company and individual performance.

•

Annual incentive awards are tied to financial results (economic profit) and individual performance. Individual performance incorporates a leadership attribute assessment into the final award. Awards are paid in cash and provide a strong link between pay and performance.

•

The 2009 long-term incentive program, which consists of a mix of Performance Awards, stock options, and restricted stock units, provides a balanced focus on driving both internal and external performance. Performance Awards link payouts to achieving internal financial goals (economic profit) tied to our long-range business plan. Stock option payouts are contingent on growth in our stock price. Restricted stock units deliver increasing value as our stock price rises while directly promoting increased executive share ownership and mitigating risk through vesting requirements. The long-term incentive program was modified in 2009 to include the restricted stock unit component while maintaining the same emphasis and relative weighting on the Performance Award component of the program.

Executive Compensation Philosophy

Highly Qualified Employees.    Our long-term success will be shaped by our people. We strive to ensure our employees’ contributions and performance are recognized and rewarded through a competitive compensation program. Our executive compensation program is designed to enhance shareholder value, while attracting and retaining world-class talent at all organizational levels, and rewarding executives for strong leadership and performance.

Pay for Performance.    We target an executive compensation package that is competitive against the market in which we compete for talent. A majority of an executive’s annual target total compensation package is variable compensation tied to performance (i.e., internal financial, stock price and individual performance). If performance is at or above targeted levels, the executive’s total compensation will be at or above targeted levels. Conversely, if performance is below targeted levels, the executive’s total compensation will be below targeted levels.

Objectives and Guiding Principles.    The following objectives and guiding principles shape the design and administration of our executive compensation program:

•

Shareholder Alignment—Align with shareholder interests by focusing on key measures of value creation and requiring a significant ownership of Boeing stock through ownership requirements for NEOs, other officers and senior executives.

•	Sustainable Results—Link pay to company and individual performance by targeting a significant portion of an executive’s compensation to the achievement of annual and long-term performance goals.

•	Objective Performance Metrics—Drive performance to our business plan by communicating and reinforcing the importance of achieving our growth and productivity initiatives.

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Risk Management—Design incentive plans to discourage undue risk-taking by executives through structural features such as caps on both cash-based annual incentive awards and long-term Performance Awards and an equal balance between restricted stock unit grants and stock option awards. See “Compensation and Risk” beginning on page 33 for additional details.

•	Market Competitiveness—Attract and retain talent by paying competitively with other major corporations that operate complex businesses in global markets.

•

Sound Corporate Governance—Serve the long-term interests of the company, communities, customers, shareholders and suppliers by establishing and administering programs in accordance with sound corporate governance principles.

Executive Compensation Design

Base Salary.    Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining the talent needed to run the business. Salaries are reviewed annually. Salary increases may be given based on individual factors, such as competencies, skills, experience, performance, and market practices. There are no specific weightings assigned to these individual factors. Annual salary increases are generally effective in March. Increases may also be given when executives assume new roles or are promoted.

Incentive Plan Performance Metric.    We use economic profit as the financial metric for executive annual incentives and Performance Awards. Specifically, the economic profit performance metric utilized throughout our incentive compensation programs for employees at all organizational levels equals:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets exclude cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

After the end of the performance period, the Compensation Committee (the “Committee”) may choose to exclude or adjust certain items to ensure that award payments reflect the core operating performance of the business. Economic profit measures our ability to generate earnings after covering the capital expenses associated with our net assets. Economic profit represents a challenging performance metric because it reflects not only how much a business earns, but also how well it uses its net assets to support its operations to generate revenue. Economic profit grows not merely by increasing revenues, but also by reducing costs and managing net assets. Economic profit growth is accomplished through more efficient processes, cost containment and minimized inventory, as well as other actions taken by management.

Economic profit is aligned with the enterprise financial performance targets we establish and is also the sole financial metric for our broad-based, annual non-executive employee incentive plan. This alignment between the executive and non-executive populations ensures that all of our employees are connected and working toward the same financial goals.

Annual Incentive Plan.    The Annual Incentive Plan is designed to motivate and reward NEOs and all other executives based on the achievement of company and individual goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are determined by company and individual performance scores (with targets of 1.0) and paid 100% in cash. The mechanics of the 2009 Annual Incentive Plan were as follows:

Target Annual Incentive Award	X	Company Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award

• % of base salary (based on pay grade) • CEO annual incentive target of 170% of salary • Other NEO annual incentive targets range from 75% to 100% of salary

•  Measured by company economic profit, as adjusted by the Committee to reflect core operating performance

•  Score can range from 0.0 to 2.0 (target of 1.0)

•  Score approved by the Compensation Committee

•  No executive payout for less than 0.5

				• Measures business performance and leadership attributes • Scores can range from 0.0 to 2.0 (target of 1.0) • Scores recommended by management (CEO score determined by the Compensation Committee)		• Maximum award of 200% of target (CEO maximum of 230% of base salary per employment agreement, equal to approximately 135% of target)

The Committee approves all individual performance scores for the NEOs and other officers and has the discretion to make any adjustments. The expectation is that individual performance scores for all executives will average to 1.0 by each pay grade. Scores for executives generally fall within the 0.80 to 1.20 range. Two components make up the individual performance score:

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Business Performance Score (weighted 70%)—A qualitative and quantitative assessment of an executive’s individual performance goals and contributions, value of contributions relative to peers and overall organization performance throughout the performance period.

•	Leadership Attribute Score (weighted 30%)—A qualitative assessment of an executive’s performance with respect to six leadership attribute elements applicable to all executives and managers:

-	Charts the Course

-	Sets High Expectations

-	Inspires Others

-	Finds a Way

-	Lives Boeing Values

-	Delivers Results

The Leadership Attribute Score is weighted 30% because strong leadership plays a significant role in driving our growth and productivity targets.

Individual NEO performance scores are determined based on the CEO’s assessment of the achievement of those goals; the CEO’s performance is assessed by the Committee.

Long-Term Incentive Program.    Our 2009 long-term incentive program consisted of a mix of Performance Awards, stock options, and restricted stock units. Grant guidelines are reviewed and approved by the Committee on an annual basis, to remain competitive with our peer group, which is discussed beginning on page 28. The grant guidelines for each pay grade are designed to balance internal financial performance with stock price performance in delivering long-term incentive value. The Committee has flexibility within the guidelines to set awards based on scope of job and impact to the company.

Long-term incentive award payouts are based on company performance. There is not an individual performance element associated with long-term incentive payouts.

Long-Term Incentive—Performance Awards.    Performance Awards reward executives based on the achievement of three-year economic profit goals tied to our long-range business plan.

•	Individual target awards are based on a multiple of base salary.

•	Final awards may range from 0% to 200% of an individual’s target.

•	Payment, if earned, will be made in cash or stock (at the Committee’s discretion).

Performance Awards are designed to pay 100% of target at the end of the three-year performance cycle if the economic profit goal, as adjusted to reflect core operating performance, is achieved at the end of the performance period. To provide greater incentive for greater performance, the Performance Awards have a sliding scale that provides for payouts up to 200% of target for maximum performance. For below target performance, below target awards can be earned. The threshold level of performance provides for payouts of 25% of target. If the threshold level of performance is not achieved, no awards will be paid.

Performance Award goals are set so that the target payout is achievable if the company executes according to the long-range business plan. It is expected that maximum performance and less than threshold performance would each be infrequent (i.e., less than 10% of the time). Our general expectation is that over the length of a business/economic cycle Performance Awards will average close to 100% of target.

Long-Term Incentive—Stock Options.    Stock options align executives’ interests with those of shareholders since our options have realizable value only if the price of Boeing stock increases after the options are granted. Stock option grant levels are set annually based on the targeted expected value and recent stock price performance. The size of future awards is evaluated and determined annually based on a consideration of competitive compensation practices and changes in our stock price year over year. NEOs and other executives receive nonqualified option grants with the following characteristics:

•	An exercise price equal to the Fair Market Value (average of high and low price) of Boeing stock on the grant date.

•	Annual vesting in approximately equal installments over a three-year period.

•	Expiration ten years after the grant date.

Long-Term Incentive—Restricted Stock Units.    Restricted stock units provide recognition for continued and sustained employment with us. Restricted stock units are granted annually, and vesting requirements must be met in order for the grant to have value. For these grants, the vesting requirement is time-based; the grant will vest 100% after three years. Specifically, restricted stock units:

•	Maintain strong shareholder alignment by emphasizing value creation while mitigating potential undue risk-taking in order to earn incentive awards.

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Provide an immediate sense of ownership since the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of restricted stock units is consistent with our objective of facilitating meaningful stock ownership through a mix of equity and cash-settled awards.

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Ensure there is not an incentive for undue risk-taking implied in the grant mix. The Compensation Committee decided it was prudent to maintain a similar weighting between stock options and restricted stock units.

•	Are more cost effective than stock options considering share usage levels (approximately three stock options are required to deliver a grant date expected value of one restricted stock unit).

Supplemental Equity Awards.    From time to time the Compensation Committee may grant supplemental equity awards to senior leaders of the company in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility. For example, in 2009, supplemental equity awards of Restricted Stock Units were granted as retention vehicles to three Named Executive Officers: Messrs. Bell, Luttig and Hill.

Changes for 2010.

Annual Incentive Changes.    The 2009 annual incentive plan is based 100% on company economic profit results, as adjusted by the Committee to reflect core operating performance, with payouts modified to reflect individual performance. In 2010, performance for those executives within a business unit will be measured at both the business unit and company levels. Company results will be weighted 75% and business unit results will be weighted 25%. Executives who are not within a business unit will be measured solely on company performance (100% weighting). All executives will continue to have payouts modified to reflect individual performance, similar to the 2009 plan. The Compensation Committee believes that the use of a business unit incentive component for selected business unit executives will strengthen the overall link between pay and performance and allow for appropriate differentiation in executive rewards based on differences in business unit results.

In addition, the threshold level of performance in the 2010 plan has been modified to permit payments if final results are above 0% but less than 50% of the economic profit target. Previously, the plan required minimum performance of 50% of targeted goals for payment to occur. This change is intended to bring the executive annual incentive plan into greater alignment with the employee annual incentive plan and the plan design features of companies in our peer group.

Long-Term Incentive Changes.    The 2010 long-term incentive program will include Performance Awards, stock options, and restricted stock units, but these awards will be made in the following mix (based on the targeted expected value at grant):

•	Performance Awards: 40% (changed from 50% in 2009)

•	Stock options: 30% (changed from 25% in 2009)

•	Restricted stock units: 30% (changed from 25% in 2009)

The long-term incentive mix was modified for 2010 in order to provide a more balanced award opportunity with greater weighting on equity.

In addition, the threshold level of performance for 2010-2012 Performance Awards was modified to permit payments if final results are above 0% but less than 25% of the economic profit target. Previously, the program required minimum performance of 25% of targeted goals for payment to occur. This change is intended to bring the long-term incentive program into greater alignment with our annual incentive plan and the plan design features of companies in our peer group.

Performance-Based Compensation.    The Committee determines the portion of each executive’s compensation that will be variable performance-based compensation, with the variable portion increasing as an executive assumes greater levels of responsibility and impact to the company. The percentage of the NEOs’ 2009 target total direct compensation that was variable as of the time it was initially approved is set forth in the table below. We define 2009 variable compensation to include the 2009 target annual incentive and the target expected value of Performance Awards, stock options and restricted stock units granted in 2009. The percentages below are calculated by dividing (1) the variable compensation amount by (2) target total direct compensation, which includes the variable compensation (excluding any supplemental equity awards) plus base salary.

	Base Salary	Target Annual Incentive (Variable Compensation)	Target Long-Term Incentive (Variable Compensation)	Target Total Direct Compensation
CEO	11%	18%	71%	100%
Other NEOs’ Average	18%	17%	65%	100%

Executive Stock Ownership.    In order to ensure continual alignment with our shareholders, we have stock ownership requirements for NEOs, other officers and senior executives. The ownership requirements have been in place since 1998 and are based on a multiple of base salary tied to pay grade. As of the end of 2009, the NEOs met or were on track to meet their stock ownership guidelines. Effective for 2009, changes were made to the stock ownership guidelines to better align to the design of our incentive programs (which were changed effective in 2006) and current market practices. The stock ownership guidelines require executives to attain and maintain the following investment position in Boeing stock and stock units:

•	CEO: 6x base salary.

•	Executive Vice Presidents (EVP): 4x base salary.

•	Senior Vice Presidents (SVP): 3x base salary.

•	Vice Presidents: 1x or 2x base salary based on pay grade.

Effective in 2009, the compliance period was extended from three years to five years. Five years is the prevalent market practice and it provides a reasonable goal for new executives to accumulate shares through earned incentive awards and deferrals into stock units. In making this change, executives already in compliance will be expected at a minimum to maintain the threshold level of ownership (reduction in current stock ownership below the minimum requirements will not generally be permitted).

The five-year period for an executive commences the later of January 1, 2009, or January 1 after the executive enters a participating pay grade where stock ownership guidelines are applicable. During the five-year compliance period, executives are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership guideline. Each October, the Compensation Committee reviews the ownership position of each officer as well as a summary covering senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, in its discretion, elect at any time to pay some or all of subsequent Performance Award payments in stock. This approach may be used for executives who are currently not in compliance with their ownership guidelines.

In addition to directly owned stock and stock units, restricted stock and restricted stock units, deferred stock units and shares held in our savings plans are included in calculating ownership levels. Unvested Performance Shares, unvested Performance Awards and unexercised stock options do not count toward the ownership guidelines.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives (including NEOs) receive additional benefits as summarized below (more details are provided in the tabular disclosures beginning on page 34). These benefits are non-performance related and designed to provide a market competitive package in order to attract and retain the executive talent needed to achieve our business objectives.

Perquisites and Other Executive Benefits.    We provide limited perquisites and other benefits to the NEOs and selected other executives to achieve our objectives. In 2009, these perquisites (by primary objective achieved) included:

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Security—Certain senior executives are encouraged (the CEO is required) to use company aircraft for business and personal travel for security reasons. We provide the CEO a car service so that business may be conducted during his commute and for security purposes. In addition, home security is provided to the CEO and other NEOs.

•	Productivity—Tax preparation services; relocation assistance services (when applicable).

•	Health—Executive annual physical exam; supplemental life insurance.

•	Market Driven—Company-provided leased vehicles; charitable gift matching program.

Perquisites and other executive benefits are reviewed annually by the Compensation Committee with respect to current position within the peer group.

Retirement Benefits.    Executives are eligible to participate in a competitive retirement benefit package.

Defined Benefit Pension.    In general, for executives hired before January 1, 2009, benefits are based on age, service and compensation, and consist of the following defined benefit plans (no employee contributions are required in order to participate in these plans):

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The Boeing Pension Value Plan (“PVP”), a tax-qualified defined benefit plan generally provided to all salaried Boeing U.S. employees not represented by a collective bargaining agent (some collective bargaining agreements provide for coverage).

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Supplemental Executive Retirement Plan for Employees of The Boeing Company (“SERP”), a nonqualified defined benefit plan that provides a makeup for benefits not accrued under the PVP due to Internal Revenue Code limits. The SERP also provides a supplemental target benefit that may enhance the benefits received under the PVP for certain executives.

The SERP was amended to eliminate supplemental target benefits to executives who are hired or rehired on or after January 1, 2008 and prior to January 1, 2009. Under the amended SERP, executives are eligible to receive the same retirement benefits payable to non-executives without Internal Revenue Code limits, which do not include the supplemental target benefit. For employees hired or rehired on or after January 1, 2009, the PVP and SERP have been replaced by an enhanced defined contribution plan.

We also provide a supplemental retirement benefit to Mr. McNerney to compensate him for benefits provided by his prior employer that he forfeited when he accepted his role at Boeing. We provide a supplemental pension benefit to Mr. Luttig per the terms of his initial employment; that supplemental benefit vested in 2009.

Deferred Compensation.    Executives are eligible to participate in the following voluntary deferral programs (known as defined contribution plans):

•	Deferred Compensation Plan for Employees that allows executives to voluntarily defer the receipt of salary and earned incentive awards.

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The Voluntary Investment Plan (“VIP”), a tax-qualified defined contribution plan in which participating employees receive a company match. The VIP was amended for those who were hired on or after January 1, 2009 to add a company contribution of 3%, 4% or 5% depending on age. The VIP is generally available to all of our U.S. employees.

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Supplemental Benefit Plan (“SBP”), a nonqualified defined contribution plan that allows eligible employees to save and receive a company match on amounts above those permitted under the VIP due to Internal Revenue Code limits.

The SBP was amended effective January 1, 2009 to provide additional retirement benefits to certain executives hired or rehired on or after January 1, 2009 (along with executives hired as a result of a 4th quarter, 2008 acquisition, as defined in the SBP) who are not eligible to participate in the PVP or the SERP. The amendments were made to be consistent with changes to our qualified retirement plan and to provide market competitive benefits. For eligible employees, we will make additional company contributions of 3%, 4%, or 5% (depending on age) above those permitted under the VIP due to Internal Revenue Code limits and with respect to the executive’s annual incentive compensation. The SBP will also provide a supplemental retirement benefit (a DC SERP Benefit) to a select group of management or highly compensated employees at level E1 through E3 who are hired or rehired on or after January 1, 2009 (as defined in the SBP).

Severance Benefits.

Executive Layoff Benefits.    We maintain an Executive Layoff Benefit Plan to provide a fair separation package to an executive in the event his or her job is eliminated. The plan covers all executives (including NEOs other than Mr. McNerney, who is covered by his employment agreement) and provides severance benefits equal to one year’s base salary plus target annual incentive compensation, adjusted by company performance. The plan does not provide benefits upon a change in control. The Committee believes, based on comparison to peer group practices, the current level of benefits provided under the plan (which has been in place since 1997) is appropriate and provides a market-competitive separation package to all executives in the event their jobs are eliminated. In addition, executives may continue to participate in some outstanding incentive award programs after a separation based on service and the terms and conditions of the award.

CEO Severance Benefits.    Pursuant to his employment agreement with us, Mr. McNerney is entitled to certain severance and change in control benefits if his employment is terminated. The level and nature of these benefits were reviewed against market data and set by a negotiated employment agreement to attract Mr. McNerney, who had similar arrangements with his prior employer, to join Boeing. The severance benefits are payable upon his involuntary termination by us without cause or voluntary termination by Mr. McNerney for good reason (e.g., adverse change in responsibilities, pay, reporting relationships or our (or our successor’s) failure to abide by the agreement). These benefits include a cash severance payment, additional supplemental retirement benefits, health and welfare benefits continuation and vesting of certain long-term incentive awards. The cash severance payment is two times base salary plus target annual incentive. If Mr. McNerney is terminated following a change in control, the payment would be three times base salary plus target annual incentive. In the event of a change in control, Mr. McNerney would receive these severance benefits if his employment were subsequently terminated (by us without cause or by him for good reason) within two years of the change in control.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are targeted to be at the middle of our peer group.

•

Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•

The compensation policies applied to the CEO position are the same as those applied to other executive officer positions. However, the pay levels for the CEO position, which sets our strategy and leads us in enhancing shareholder value, are higher than other executive officer positions due to the significantly higher level of responsibility.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of Committee, Management and Consultant.    The Committee establishes, reviews and approves all elements of the executive compensation program. The Committee works with Towers Perrin (now doing business as Towers Watson), an outside executive compensation consultant engaged by the Committee for advice and perspective regarding market trends that may impact decisions we make about our executive compensation program and practices. Management has the responsibility for effectively implementing the executive compensation program. Additional responsibilities of the Committee, management and the consultant include:

Compensation Committee.

•

The Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives (both CEO goals/objectives and performance are reviewed in coordination with the GON Committee) and determines and recommends the CEO’s compensation level to independent members of the Board of Directors based on this evaluation.

•

Based on a review of market data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Committee sets the pay for the CEO and reviews and approves all NEO and other officer pay arrangements, with the exception of base salaries, which are approved by the Board of Directors as required by our By-Laws.

•	The Board of Directors reviews all components of compensation and approves all executive officer base salaries.

•	A supermajority (two-thirds) of the Board of Directors must approve any incentive awards for our NEOs that are not tax deductible.

Management.

•

The CEO, Senior Vice President, Human Resources and Administration, and Vice President, Strategy, Compensation and Benefits make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Committee.

•	The CEO develops pay recommendations for other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources and Administration.

•	The CFO provides the financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Consultant.

•	The consultant presents peer group pay practices and other relevant benchmarks to the Compensation Committee and management but the consultant does not determine pay.

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The consultant prepares comprehensive pay tally sheets for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation (for the current year and for the following year, based on expected pay adjustments), accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension) and estimated compensation under various termination scenarios.

•

The consultant provides periodic updates to the Compensation Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

Benchmarking Against Our Peer Group.    We benchmark executive compensation against a peer group of leading aerospace and manufacturing companies that have a technology focus, global operations, a diversified business and annual sales and market capitalizations comparable to Boeing. Each year the Compensation Committee reviews the peer group and determines whether any changes should be made. Based on the 2009 review, two companies, General Motors and Motorola, were removed and were replaced with United Parcel Service and Cisco Systems. The companies selected met the peer group criteria described above. The 2009 peer group, inclusive of these changes, consisted of the following 24 companies:

3M AT&T Caterpillar Chevron Cisco Systems Dell	DuPont Exxon Mobil Ford General Dynamics General Electric Hewlett-Packard	Honeywell IBM Intel Johnson & Johnson Johnson Controls Lockheed Martin	Northrop Grumman Procter & Gamble Raytheon United Parcel Services United Technologies Verizon Communications

Peer group compensation benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation, and periodically for other pay elements (such as executive benefits and perquisites). For 2009, each element of the executive compensation structure (salary range, target incentive award opportunities, and executive benefits and perquisites) was set to be within a competitive range to the middle of the peer group companies. The pay positioning of individual executives will vary based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. In 2009, each NEO’s targeted total compensation (excluding any supplemental equity awards) was within the competitive range of compensation opportunities offered at the peer group companies. Actual total compensation earned may be more or less than target based on company and individual performance results during the performance period.

The table below sets forth the 2009 annualized targeted compensation elements for each of our Named Executive Officers and the amount of each element at the target level based on our peer group. Base salary is the pay rate in effect on March 1, 2009 and annualized to represent a full year of earnings.

Name	Annualized Base Salary		Annual Incentive Plan Target		Long-Term Incentive Compensation Target(1)		Annualized Total Direct Compensation Target
W. James McNerney, Jr.
Compensation Amount	$1,930,000		$3,281,000		$12,545,000		$17,756,000
Peer Group Targeted Range	$1,441,000	-	$2,293,000	-	$9,617,000	-	$13,351,000	-
	$1,835,000		$3,767,000		$14,425,000		$20,027,000

James A. Bell
Compensation Amount	$842,200		$842,000		$3,284,000		$4,968,000
Peer Group Targeted Range	$700,000	-	$624,000	-	$2,637,000	-	$3,962,000	-
	$892,000		$1,096,000		$3,955,000		$5,942,000
James F. Albaugh
Compensation Amount	$956,050		$956,000		$3,728,000		$5,640,000
Peer Group Targeted Range	$649,000	-	$635,000	-	$2,811,000	-	$4,094,000	-
	$825,000		$1,099,000		$4,217,000		$6,142,000

J. Michael Luttig
Compensation Amount	$741,750		$630,000		$2,225,000		$3,597,000
Peer Group Targeted Range	$594,000	-	$507,000	-	$1,743,000	-	$2,844,000	-
	$756,000		$895,000		$2,615,000		$4,266,000
Shephard W. Hill
Compensation Amount	$498,200		$374,000		$1,295,000		$2,167,000
Peer Group Targeted Range	$470,000	-	$256,000	-	$834,000	-	$1,561,000	-
	$598,000		$492,000		$1,252,000		$2,341,000

Scott E. Carson
Compensation Amount	$766,550		$766,000		$2,989,000		$4,522,000
Peer Group Targeted Range	$649,000	-	$635,000	-	$2,811,000	-	$4,094,000	-
	$825,000		$1,099,000		$4,217,000		$6,142,000

(1)	Supplemental equity awards are not included.

The 2009 annualized targeted compensation elements and total targeted compensation for each of our Named Executive Officers was competitive with our peer group. Market data is provided and reviewed annually by the Compensation Committee’s consultant. 2009 annualized total direct compensation targets were developed using the 2008 peer group.

Determination of Performance Goals (Economic Profit) and Awards.    Economic profit goals are set taking into account business conditions, expectations regarding the probability of achievement and the desire to incorporate a degree of “stretch” to push the company to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan). Goals are set at the beginning of the performance period (one year for annual incentive awards and three years for Performance Awards). This process is summarized below.

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
• Economic profit goals and corresponding award opportunities are developed by management (CEO, CFO) and approved by the Committee	• Economic profit performance is monitored relative to goals • Economic profit goals cannot be changed during the performance period

•  Management presents actual economic profit results relative to goals, and the Committee determines any payouts

•  The Committee may exclude or adjust certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be based on the Committee’s judgment. The same adjustments considered for the annual awards in a given year may be applied to the long-term Performance Awards. The Committee has discretion over the adjustments but not the discretion to increase or decrease the company performance score outside of these adjustments irrespective of the economic profit performance.

Results

Company Performance Highlights.    One of our key objectives is strong financial performance that provides sustained, long-term increases in shareholder value. Highlights of the 2009 performance year are:

•	Revenues of $68.3 billion.

•	Net income of $1.3 billion, or $1.84 per share.

•	Operating cash flow of $5.6 billion.

•	Backlog of $316 billion.

Impact on Pay.    As mentioned earlier, company performance (economic profit) has a direct impact on both annual and long-term incentive compensation. Under our long-term incentive program, Performance Awards were earned for the 2007 to 2009 cycle. The annual incentive and Performance Awards earned for performance ending in 2009 are discussed below. In addition, the amount of adjusted operating cash flow of the company for the year and for the three-year performance award period determines the limits of the annual incentives and Performance Awards for our NEO’s (other than the CFO), above which such awards are not eligible to be excluded from the Internal Revenue Code Section 162(m) deductibility limits as “qualified performance-based compensation.” Incentive deductibility is discussed in more detail on page 32.

Annual Incentive Awards.    Under the annual incentive, the final award paid to an executive includes a measure of both company and individual performance. We calculate annual incentive awards based on the following formula:

Target Annual Incentive Award	X	Company Performance Score	X	Individual Performance Score	=	Actual Annual Incentive Award

Results for the 2009 annual incentive are discussed below.

Company Performance Score.    The Compensation Committee determined that our 2009 economic profit after adjustments was $2.4 billion versus a target of $2.6 billion. This resulted in a company performance score of 0.7, which is 30% less than the target of 1.0. The below target performance was primarily due to commercial market impacts and development program charges. Consistent with past practices, adjustments were made to ensure that award payments under our executive and employee incentive plans reflect the core operating performance of the business.

In 2009, the Committee made adjustments to economic profit performance related to the financial impact of the reclassification of 787 production costs related to research and development expense, the write-offs related to the Sea Launch venture and certain financial impacts resulting from the deterioration of commercial markets.

Individual Performance Scores.    Individual performance scores reflect the CEO’s qualitative and quantitative assessment (Committee assessment for the CEO) of an NEO’s individual performance goals and contributions, value of contributions relative to peers, and overall organization performance throughout the performance period. In addition, a leadership assessment of the six leadership attributes (as described on page 22) is included in the score. In 2009, NEO individual performance scores ranged from 1.0 to 1.049, averaging 1.029. Messrs. Albaugh, Bell, Hill, Luttig and McNerney received scores above 1.0. Their above target performance was a reflection of financial, operational and business achievements, progress on key initiatives, leadership strength, and overall impact to the company during 2009.

Based on 2009 company and individual performance results (as detailed above), the Committee believes the annual incentive compensation awarded to the NEOs in 2009 was appropriate and achieved the executive compensation program’s objectives.

Long-Term Incentive—Performance Awards.    The Compensation Committee determined that our 2007 to 2009 cumulative economic profit after adjustments was $8.3 billion versus a target of $10.7 billion. This resulted in an award payout factor for the three-year period of $36 per unit; which is 64% below the target amount of $100 per unit. This below-target performance was the result of delays and performance issues on development programs. Consistent with the practices applied to the annual incentive plan, adjustments were made to ensure that award payments reflect the core operating performance of the business over the three-year period. The Performance Awards were paid to executives in cash.

Additional Considerations

Consulting Arrangement.    We currently expect Mr. Carson to serve as a commercial airplane products and services consultant for us through March 2012, for which Mr. Carson will receive aggregate compensation of $1,533,100, an amount equal to his 2009 targeted cash compensation, plus reimbursement for reasonable expenses.

Granting Practices.    We make our annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee, which typically is within a month after we have publicly released a report of our prior year annual earnings. The Committee meeting date, or the next business day if the meeting falls on a day where the NYSE is closed for trading, is the effective grant date for the grants. The stock option exercise price is the Fair Market Value of Boeing stock on that date.

Effective January 1, 2009, new executives (externally hired or internally promoted) who become eligible for the long-term incentive program after the February grant date but before December 31 will receive a prorated long-term incentive award for the current year. Grants are prorated based on the number of months remaining in the 36-month performance or vesting period. This approach was adopted to better align with market practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant equity-based awards (e.g., options, restricted stock units) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant according to our approval authority requirements. The exercise/grant price is the Fair Market Value of Boeing stock on the effective date. The Compensation Committee approves all equity grants to executive officers, and has delegated authority to grant certain other awards to the Stock Plan Committee consisting of the Chairman of the Board. See “Corporate Governance—Board Committees” on page 10.

Accounting and Tax Implications.    The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient.

•

Stock Options, Restricted Stock and Restricted Stock Units—We account for stock option, restricted stock and restricted stock unit awards in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest.

•

Performance Awards—The estimated payout amount of the Performance Awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense will equal the value earned by/paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period.

Securities Trading Policy.    We have a policy that executive officers and directors may not purchase or sell options to sell or buy Boeing stock (“puts” and “calls”) or engage in short sales with respect to Boeing stock.

Clawback Policy.    We will seek reimbursement of annual or long-term incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is contained in our Corporate Governance Principles, which are set forth in Appendix 1 to this proxy statement.

Limitations on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, Performance Awards and stock options generally are designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards, Performance Awards and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executive compensation. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that would be deductible under Section 162(m). However, that plan is not the exclusive means by which annual incentive payments may be made to Named Executive Officers. The Board in its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan, however, they may not be tax deductible. For 2009, we met the plan requirements for the Elected Officer Annual Incentive Plan and the 2007-2009 Performance Award payments. As a result, these payments are considered performance-based compensation under Section 162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis of the compensation program for Named Executive Officers (beginning on page 20). The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 (included in this proxy statement) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement, for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Compensation Committee

John E. Bryson, Chair

Kenneth M. Duberstein

John F. McDonnell

Mike S. Zafirovski

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2009 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	proportionately greater award opportunity derived from the long-term incentive program compared to annual incentive plan, creating a greater focus on sustained company performance over time;

•	the application of an annual incentive metric that aligns employees against the balanced objectives of increasing revenues, reducing costs and managing net assets;

•

use of three distinct long-term incentive vehicles—Performance Awards, restricted stock units and stock options—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•

a long-term incentive program that has overlapping performance periods, such that at any one time three separate potential awards are affected by current year performance, thereby requiring sustained high levels of performance to achieve a payout;

•	share ownership guidelines for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•

Compensation Committee discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibit discretion for payouts above stated maximum awards;

•

incorporation of an individual performance score, ranging from 0 to 2.0, as a key factor in the total annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the individual executive is deemed to have sufficiently poor performance or is found to have engaged in activities that pose a financial, operational or other undue risk to the company; and

•	formal clawback/recoupment policies applicable to both cash and equity compensation of senior executives.

In light of these features of our compensation program, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Summary Compensation Table

The following table sets forth information regarding 2009 compensation for each of our 2009 Named Executive Officers; 2008 and 2007 compensation is presented for executives who were also Named Executive Officers in 2008 and 2007. In accordance with SEC rules, 2007 compensation is not presented for Mr. Luttig and 2008 and 2007 compensation is not presented for Mr. Hill because they were not Named Executive Officers in those years. Salary includes amounts deferred at the officer’s election. Consistent with our executive compensation program objectives, performance-based pay, particularly long-term incentive compensation, is emphasized in determining pay packages. The Summary Compensation Table and the 2009 Grants of Plan-Based Awards table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program. In addition, we have provided a supplemental table beginning on page 37 showing elements of our CEO’s 2009 compensation that the Compensation Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual pay realized in 2009 to actual pay realized in 2008.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
W. James McNerney, Jr. Chairman, President and Chief Executive Officer	2009	$1,930,000	$3,136,242	$3,136,251	$4,500,300	$5,738,037	$1,002,642	$19,443,472
	2008	1,915,288	—	5,914,440	6,089,625	1,860,844	846,057	16,626,254
	2007	1,800,077	—	5,871,650	4,266,500	3,457,119	966,251	16,361,597
James A. Bell Executive V.P., Corporate President and Chief Financial Officer	2009	836,619	2,779,149	793,401	1,099,400	996,055	273,658	6,778,282
	2008	806,149	—	1,455,140	1,917,025	1,619,843	377,600	6,175,757
	2007	760,865	—	1,420,120	1,291,900	1,664,871	218,250	5,356,006
James F. Albaugh Executive V.P., President and Chief Executive Officer, Commercial Airplanes	2009	952,382	967,276	913,919	1,314,068	1,248,588	206,145	5,602,378
	2008	930,269	152,463	1,455,140	2,381,468	1,368,211	169,897	6,457,448
	2007	896,303	—	1,420,120	1,537,900	622,817	269,178	4,746,318
J. Michael Luttig Executive V.P., General Counsel	2009	736,160	1,175,019	463,615	752,800	523,039	93,014	3,743,647
	2008	707,218	—	1,027,126	385,200	614,579	58,208	2,792,331
Shephard W. Hill President, Boeing International and Senior V.P., Business Development and Strategy	2009	503,598	632,777	263,455	432,980	379,199	67,729	2,279,738
Scott E. Carson(8) Former Executive V.P., President and Chief Executive Officer, Commercial Airplanes	2009	761,332	746,733	721,454	1,007,468	890,512	74,978	4,202,477
	2008	733,830	73,404	1,455,140	854,610	1,663,174	96,502	4,876,660
	2007	702,389	782,072	1,420,120	966,300	1,124,086	78,926	5,073,893

(1)	The amounts reported in this column for each officer reflect the dollar amount of base salary paid in the year, before deferrals and including salary increases effective during the year.

(2)

The amounts reported in this column for each officer reflect the aggregate fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The fair values of stock-based awards are estimated using the average price of our stock on the grant date. Stock-based awards settle in common stock on a one-for-one basis. The grant date fair values for each individual stock-based award in 2009 (including Restricted Stock Units (RSUs) and Matching Deferred Stock Units (MDSUs)) are set forth in the 2009 Grants of Plan-Based Awards table on page 38. Additional information about these values is included in Note 15 to our audited financial statements included in our Form 10-K for 2009. A description of RSUs and MDSUs appears in the narrative text on page 39 following the 2009 Grants of Plan-Based Awards table. The award for Mr. Bell for 2009 is shown net of a modification, reducing the total value of the original award by $378,240. The amounts reported for 2008 and 2007 for all Named Executive Officers have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with new SEC rules.

(3)

The amounts reported in this column for each officer reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 15 to our audited financial statements included in our Form 10-K for 2009. A description of stock options appears in the narrative text on page 39 following the 2009 Grants of Plan-Based Awards table. The amounts for 2008 and 2007 have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with new SEC rules.

(4)

The amounts reported in this column for 2009 reflect a combination of (a) annual cash incentive compensation, which is based on performance in 2009, and was determined by the Compensation Committee and Board of Directors in February 2010 and paid shortly thereafter and (b) any payout of Performance Awards that were granted beginning in 2007 for the 2007-2009 performance period. The amounts reported in this column for 2008 reflect a combination of (a) annual cash incentive compensation, which was based on performance in 2008, and was determined by the Compensation Committee and Board of Directors in February 2009 and paid shortly thereafter and (b) any payout of Performance Awards that were granted beginning in 2006 for the 2006-2008 performance period. The amounts reported in this column for 2007 reflect only annual cash incentive compensation because no Performance Awards vested in 2007. The amounts of annual cash incentive compensation and Performance Award payouts, respectively, for our NEOs in 2009, 2008 and 2007 were as follows:

Name	Year	Annual Cash Incentive Compensation	Long-Term Incentive Performance Awards	Total Non-Equity Incentive Plan Compensation
W. James McNerney, Jr.	2009	$2,340,300	$2,160,000	$4,500,300
	2008	1,476,500	4,613,125	6,089,625
	2007	4,266,500	—	4,266,500
James A. Bell	2009	608,000	491,400	1,099,400
	2008	510,100	1,406,925	1,917,025
	2007	1,291,900	—	1,291,900
James F. Albaugh	2009	699,800	614,268	1,314,068
	2008	595,700	1,785,768	2,381,468
	2007	1,537,900	—	1,537,900
J. Michael Luttig	2009	448,600	304,200	752,800
	2008	385,200	—	385,200
Shephard W. Hill	2009	272,600	160,380	432,980
Scott E. Carson	2009	533,600	473,868	1,007,468
	2008	354,000	500,610	854,610
	2007	966,300	—	966,300

The annual incentive compensation is discussed in further detail under Compensation Discussion and Analysis beginning on page 22. The estimated possible threshold, target and maximum amounts for Annual Incentive Awards for 2009 are reflected in the 2009 Grants of Plan-Based Awards table on page 38. Performance Awards are discussed in further detail under Compensation Discussion and Analysis on page 23. The estimated possible threshold, target and maximum amounts for Performance Awards granted in 2009 are reflected in the 2009 Grants of Plan-Based Awards table on page 38.

(5)

The amounts reported in this column for each officer reflect the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans during the year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. We changed our pension measurement date from September 30 to December 31 in fiscal year 2008. As a result, the change in pension value that occurred between September 30, 2007 and December 31, 2008 involves a period longer than one year. Therefore, as the SEC permits, we elected to reduce the actual change in pension value for each Named Executive Officer to show an annualized amount in the table for 2008. Information regarding our pension plans is set forth in further detail under the 2009 Pension Benefits table beginning on page 44. There are many assumptions that are used to determine the present value of accumulated benefits with interest rates being one of the key assumptions. As a rule, a decrease in the interest rate increases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. This year’s interest rates declined for most measurements that appear in this column. Specifically, there was a significant decrease in the interest rate used to determine Mr. McNerney’s employment agreement benefit. The decrease in this rate (the PBGC immediate annuity rate, which dropped from 4.75% to 2.50%) was a primary reason that Mr. McNerney’s change in present value is larger in 2009 than in 2008 or 2007.

(6)

The amounts reported in this column for each officer and set forth by category in the table below represent (a) perquisites and other personal benefits, (b) premiums paid by us for life insurance for the benefit of the insured, (c) tax reimbursements, and (d) company contributions to our and our subsidiaries’ retirement and 401(k) plans.

2009 All Other Compensation

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums(b)	Tax Reimbursements(c)	Company Contributions to Retirement Plans(d)	Total All Other Compensation
W. James McNerney, Jr.	$617,395	$269,447	$—	$115,800	$1,002,642
James A. Bell	218,800	4,661	—	50,197	273,658
James F. Albaugh	142,983	5,310	709	57,143	206,145
J. Michael Luttig	44,744	4,100	—	44,170	93,014
Shephard W. Hill	31,919	2,754	2,840	30,216	67,729
Scott E. Carson	25,056	4,242	—	45,680	74,978

(a)

We provided certain perquisites to the Named Executive Officers in 2009 as follows. Certain Named Executive Officers are encouraged (except for Mr. McNerney, who is required) to use company aircraft for business and personal travel for security reasons. For purposes of the Summary Compensation Table, we value the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or leased aircraft and the cost of maintenance not related to trips.

We also provided to Named Executive Officers tax preparation services and vehicles (with the exception of Mr. McNerney who has a car and driver). Named Executive Officers were also able to participate in our Executive Board Match Program, which matches dollar-for-dollar (up to $25,000 per executive per year, except for Mr. McNerney who has a $31,000 limit, similar to the other members of the Board) charitable contributions made by an executive to a non-profit organization or educational institution on whose governing board or fundraising committee the executive has been formally asked to serve on our behalf. We also provided security services, including home security systems and monitoring, to certain Named Executive Officers. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

The amount for Mr. McNerney includes $436,478 for personal use of company aircraft (including $18,783 for use associated with attendance at outside board meetings), $55,721 for personal use of a transportation service (car and driver), $40,340 for 2009 tax preparation services, $26,893 for 2008 tax preparation services that were paid in 2009, and a retainer of $23,160 for 2010 tax preparation services.

The amount for Mr. Bell includes $171,185 for personal use of company aircraft (including $10,194 for use associated with attendance at outside board meetings) and $31,491 for personal use of a company vehicle and a transportation service (car and driver).

The amount for Mr. Albaugh includes $76,030 for personal use of company aircraft (including $10,826 for use associated with attendance at outside board meetings).

The amount for Mr. Luttig includes $28,569 for personal use of a company vehicle.

The amount for Mr. Hill includes $26,363 for personal use of a company vehicle.

(b)

These amounts represent premiums paid by us for term life insurance for the benefit of the insured executive. The amount for Mr. McNerney includes supplemental life insurance premiums paid pursuant to the terms of his employment agreement.

(c)	These amounts represent tax reimbursements associated with (i) relocation for Mr. Albaugh and (ii) imputed income for travel costs due to spousal attendance at company meetings for Mr. Hill.

(d)	These amounts represent matching contributions allocated by us to each officer under our qualified and nonqualified retirement plans.

(7)	Totals for 2008 and 2007 have been restated to reflect the recalculated amounts in the “Stock Awards” and “Option Awards” columns, as described in footnotes 2 and 3 to the Summary Compensation Table.

(8)	Mr. Carson retired effective January 1, 2010.

As noted on page 34, the supplemental table provided below shows elements of our CEO’s 2009 compensation that the Compensation Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual pay realized in 2009 compared to actual pay realized in 2008.

CEO COMPARISON OF ACTUAL PAY REALIZED
Name	Year	Salary (1)	Annual Incentive (2)	Long-Term Incentive Plan (LTIP) Payout (3)	Equity Compensation		Total Actual Compensation Realized (6)
					Stock Option Exercises (4)	Restricted Stock Vesting (5)
W. James McNerney, Jr.	2009	$1,930,000	$2,340,300	$2,160,000	$—	$2,643,846	$9,074,146
	2008	$1,915,288	$1,476,500	$4,613,125	$—	$6,562,525	$14,567,438
Change in Payout from Prior Year		0.8%	58.5%	-53.2%	N/A	-59.7%	-37.7%

(1)

We generally target salary for all executives at the 50th percentile of peer group companies. Based on this target, as well as individual and company performance in 2008, no base salary increase was provided in 2009. The last base salary increase was effective March 1, 2008.

(2)

Company economic profit in 2009, as adjusted to reflect core operating performance, was $2.4 billion versus a target of $2.6 billion, resulting in a payout factor of 70%. The 2008 payout factor was 60%. The awards for both years were modified for individual performance.

(3)

The total three-year payout for Mr. McNerney’s 2009 LTIP award was earned over the 2007-2009 performance period and produced a total payout of $2,160,000, or $720,000 per year. Performance criteria for this award were: Cumulative economic profit (2007-2009) target of $10.7 billion. Company performance, as adjusted to reflect core operating performance, was $8.3 billion. The resulting award payout factor for the three-year period was 36% ($36 per Performance Award unit). The 2008 LTIP award (earned over the 2006-2008 performance period) had a payout factor of 111% ($111 per Performance Award unit).

(4)	There were no exercises of stock options by our CEO in 2009 or 2008.

(5)

The amounts reported in this column represent the value of restricted stock awards that vested and were earned in 2009 and 2008. There were originally three restricted stock awards made in 2005 as new hire (replacement) grants, with annual vesting schedules of 17% (ratably over six years), 20% (ratably over five years) and 33% (ratably over three years). The values of the portions vesting in 2009 for the two remaining awards were $1,221,750 and $1,422,096, for a total of $2,643,846. The values of the portions vesting in 2008 were $2,338,740, $2,696,640, and $1,527,145, for a total of $6,562,525.

(6)

The amounts reported in this column do not include the value of benefits and perquisites, as they are not related to performance. As reported in the Summary Compensation Table on page 34, total benefits and perquisites (“All Other Compensation”) for 2009 and 2008 were $1,002,642 and $846,057, respectively.

2009 Grants of Plan-Based Awards

The following table provides information for each of our Named Executive Officers regarding 2009 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans. Specifically, the table presents the 2009 grants of Annual Incentive Awards, Performance Awards, stock options, Restricted Stock Units (RSUs) and Matching Deferred Stock Units (MDSUs). In setting and benchmarking pay levels, we focus on target total direct compensation, which is the sum of base salary, annual incentive compensation at target, Performance Awards at target and a targeted value for stock options and RSUs, as described under Compensation Discussion and Analysis beginning on page 20.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

					Threshold ($)	Target ($)	Maximum ($)
W. James McNerney, Jr.	Annual Incentive Award			—	$1,640,500	$3,281,000	$4,439,000	—	—	$—	$—
	Performance Award			62,725	1,568,125	6,272,500	12,545,000	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	282,037	35.57	3,136,251
	RSUs	2/23/2009	2/22/2009	—	—	—	—	88,171	—	—	3,136,242
James A. Bell	Annual Incentive Award			—	418,801	837,601	1,675,202	—	—	—	—
	Performance Award			15,868	396,700	1,586,800	3,173,600	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	71,349	35.57	793,401
	RSUs	2/23/2009	2/22/2009	—	—	—	—	22,305	—	—	793,389
	RSUs	6/22/2009	6/22/2009	—	—	—	—	42,000	—	—	1,985,760
James F. Albaugh	Annual Incentive Award			—	476,514	953,027	1,906,055	—	—	—	—
	Performance Award			18,278	456,950	1,827,800	3,655,600	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	82,187	35.57	913,919
	RSUs	2/23/2009	2/22/2009	—	—	—	—	25,693	—	—	913,900
	MDSUs	3/10/2009		—	—	—	—	1,659	—	—	53,376
J. Michael Luttig	Annual Incentive Award			—	307,508	615,015	1,230,031	—	—	—	—
	Performance Award			9,272	231,800	927,200	1,854,400	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	41,692	35.57	463,615
	RSUs	2/23/2009	2/22/2009	—	—	—	—	13,034	—	—	463,619
	RSUs	2/23/2009	2/22/2009	—	—	—	—	20,000	—	—	711,400
Shephard W. Hill	Annual Incentive Award			—	189,812	379,625	759,249	—	—	—	—
	Performance Award			5,269	131,725	526,900	1,053,800	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	23,692	35.57	263,455
	RSUs	2/23/2009	2/22/2009	—	—	—	—	7,407	—	—	263,467
	RSUs	2/23/2009	2/22/2009	—	—	—	—	10,000	—	—	355,700
	MDSUs	3/10/2009		—	—	—	—	423	—	—	13,610
Scott E. Carson	Annual Incentive Award			—	381,125	762,250	1,524,501	—	—	—	—
	Performance Award			14,429	360,725	1,442,900	2,885,800	—	—	—	—
	Stock Options	2/23/2009	2/22/2009	—	—	—	—	—	64,879	35.57	721,454
	RSUs	2/23/2009	2/22/2009	—	—	—	—	20,283	—	—	721,466
	MDSUs	3/10/2009		—	—	—	—	785	—	—	25,267

(1)

Stock option and RSU awards that were approved by the Compensation Committee on Sunday, February 22, 2009 had a grant date of Monday, February 23, 2009, the first trading day following the date of the approval.

Annual Incentive Awards

The amounts shown for Annual Incentive Awards represent the threshold, target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each officer for 2009 performance. The actual amount paid for 2009 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 34. If employment is terminated due to death, disability, retirement or layoff during the year, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of days employed during the year, at the same time payment is made to other participants. These awards may be deferred at the election of the executive. These awards are described in further detail under Compensation Discussion and Analysis beginning on page 22.

Performance Awards

The amounts shown for Performance Awards represent the threshold, target and maximum amounts that, depending on performance results, might be paid to each officer pursuant to Performance Awards granted in 2009. The Performance

Awards shown are cash units that pay out based on the achievement of internal financial goals (economic profit) for the three-year period ending December 31, 2011. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 below threshold to $25 at threshold, $100 at target and $200 at maximum per unit, depending on our performance against plan for the three-year period. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and, if the award is earned, will receive a prorated payout, based on the number of full calendar quarters employed during the period, at the same time payment is made to other participants. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. The Performance Awards are described in further detail under Compensation Discussion and Analysis beginning on page 23.

Stock Options

The amounts shown for Stock Options represent the number of nonqualified stock options granted to each officer in 2009, the option exercise price and the grant date fair value of the options determined in accordance with FASB ASC Topic 718. The stock options vest over a period of three years, with 34% vesting on the first anniversary of the grant date and 33% vesting on each of the second and third anniversaries of the grant date. The exercise price per share is the Fair Market Value (average of high and low prices) of Boeing stock on the grant date. The options expire ten years after the grant date. If an executive terminates for any reason, the non-vested portion of the stock option will not vest and all rights to the non-vested portion will terminate completely. Vested options are generally exercisable for 90 days after termination of employment, except for terminations due to death, disability, retirement or layoff, in which case vested options remain exercisable for the earlier of five years from the date of termination or the end of the ten-year term of the option. The stock options are described in further detail under Compensation Discussion and Analysis beginning on page 23.

Restricted Stock Units (RSUs)

The amounts shown for RSUs represent the number of RSUs awarded to the officer in the year and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. RSUs generally vest and settle in shares of stock on the third anniversary of the grant date. For RSUs granted annually as part of our long-term incentive program, if an executive terminates employment because of retirement, involuntary layoff, disability, or death, the executive (or beneficiary) will vest immediately in a prorated amount of stock units based on active employment during the three-year performance period. In all other cases, the RSUs will not vest and all rights to the stock units will terminate completely. For RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards), the executive will not vest in a prorated amount of stock units if employment is terminated because of retirement. Supplemental equity awards were granted in 2009 as follows: Mr. Luttig was granted 20,000 RSUs and Mr. Hill was granted 10,000 RSUs, both with vesting on February 23, 2012; and Mr. Bell originally was granted 50,000 RSUs on June 22, 2009, with vesting on June 22, 2012, which was modified later to 42,000 RSUs with vesting on December 31, 2011.

Matching Deferred Stock Units (MDSUs)

The amounts shown for MDSUs represent the number of MDSUs awarded to the officer in the year and the grant date fair value of the MDSUs determined in accordance with FASB ASC Topic 718. Under the MDSU program, which was discontinued in 2005, if an executive elected to defer certain compensation, including vested Boeing Stock Unit (BSU) or Performance Share awards, into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock, contingent on the executive’s staying with us until retirement. MDSUs earn dividend equivalents, which accrue in the form of additional MDSUs. We no longer grant BSUs or Performance Shares, and executives may not make new elections for MDSUs. The final BSU vesting occurred on March 10, 2009, and the last outstanding Performance Share award expired on February 28, 2010. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under 2009 Nonqualified Deferred Compensation beginning on page 47. On March 10, 2009, 1,659 MDSUs were awarded to Mr. Albaugh, 423 MDSUs were awarded to Mr. Hill and 785 MDSUs were awarded to Mr. Carson.

Employment Agreement with Mr. McNerney

We entered into an employment agreement with Mr. McNerney effective July 1, 2005 (which was amended and restated effective January 1, 2008 to conform with Section 409A of the Internal Revenue Code) providing for his employment as President and Chief Executive Officer and for his election as Chairman of the Board of Directors. The initial term of the agreement ended on July 1, 2008, but, effective from July 1, 2006, the term automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be automatically extended. The agreement provides for an initial annual base salary of $1,750,000 and that Mr. McNerney will be eligible to participate in our annual incentive plan and other incentive compensation plans. Mr. McNerney most recently received a base salary increase on March 1, 2008 from $1,855,000 to $1,930,000. He is eligible to earn a target Annual Incentive Award measured against internal financial goals (economic profit) of at least 170% of base salary, with a maximum Annual Incentive Award of 230% of base salary and a potential reduced Annual Incentive Award for achievements below target in accordance with the applicable Annual Incentive Award plan. He participates in all long-term incentive programs extended to other senior executives at levels commensurate with his position.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information for each of our Named Executive Officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2009. Market values are presented as of the end of 2009 (based on the closing price of Boeing stock on December 31, 2009 of $54.13) for outstanding stock awards, which include 2009 grants and prior-year grants. Market values are not presented for stock options. The accumulated equity holdings reflect our long-term incentive structure, company performance and an executive’s length of service. Performance Awards, which are cash-based, are not presented in this table.

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#)						Service-Based Equity Awards			Equity Incentive Plan Awards
Name	Grant Year	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
W. James McNerney, Jr.
Equity Awards	—	—		—		—	—	176,131	(3)	9,533,971	—	—
Stock Options	2009	—		282,037	(4)	35.57	2/23/2019
	2008	85,680		166,320	(5)	83.93	2/25/2018
	2007	144,050		70,950	(6)	89.65	2/26/2017
	2006	261,000		—		74.45	2/27/2016
	2004	2,400	(7)	—		43.12	5/03/2014
	2003	2,400	(7)	—		28.22	4/28/2013
	2002	3,000	(7)	—		44.13	4/29/2012
James A. Bell
Equity Awards	—	—		—		—	—	89,615	(8)	4,850,860	6,935	375,392
Stock Options	2009	—		71,349	(9)	35.57	2/23/2019
	2008	21,080		40,920	(10)	83.93	2/25/2018
	2007	34,840		17,160	(11)	89.65	2/26/2017
	2006	66,000		—		74.45	2/27/2016
	2003	10,000		—		26.88	4/21/2013
James F. Albaugh
Equity Awards	—	—		—		—	—	73,729	(12)	3,990,951	8,380	453,609
Stock Options	2009	—		82,187	(13)	35.57	2/23/2019
	2008	21,080		40,920	(10)	83.93	2/25/2018
	2007	34,840		17,160	(11)	89.65	2/26/2017
	2006	66,000		—		74.45	2/27/2016
	2003	3,352		—		26.88	4/21/2013
J. Michael Luttig
Equity Awards	—	—		—		—	—	33,843	(14)	1,831,922	—	—
Stock Options	2009	—		41,692	(15)	35.57	2/23/2019
	2008	6,171		11,979	(16)	84.96	4/28/2018
	2008	8,840		17,160	(17)	83.93	2/25/2018
	2007	25,460		12,540	(18)	89.65	2/26/2017
	2006	47,050		—		88.73	5/11/2016
Shephard W. Hill
Equity Awards	—	—		—		—	—	27,745	(19)	1,501,837	1,593	86,229
Stock Options	2009	—		23,692	(20)	35.57	2/23/2019
	2008	6,800		13,200	(21)	83.93	2/25/2018
	2007	10,050		4,950	(22)	89.65	2/26/2017
	2006	10,800		—		74.45	2/27/2016
Scott E. Carson
Equity Awards	—	—		—		—	—	92,294	(23)	4,995,874	4,057	219,605
Stock Options	2009	—		64,879	(24)	35.57	2/23/2019
	2008	21,080		40,920	(24)	83.93	2/25/2018
	2007	34,840		17,160	(24)	89.65	2/26/2017
	2006	20,000		—		74.45	2/27/2016

(1)

The following table shows the aggregate number and value of unvested Career Shares, Restricted Stock, Restricted Stock Units (RSUs) and Matching Deferred Stock Units (MDSUs) held by each of the officers as of December 31, 2009:

	Number of Shares or Units of Stock That Have Not Vested					Market Value of Shares or Units of Stock That Have Not Vested
Name	Career Shares	Restricted Stock	RSUs	MDSUs	Total	Career Shares	Restricted Stock	RSUs	MDSUs	Total
W. James McNerney, Jr.	—	85,800	90,331	—	176,131	$—	$4,644,354	$4,889,617	$—	$9,533,971
James A. Bell	11,543	—	78,072	—	89,615	624,823	—	4,226,037	—	4,850,860
James F. Albaugh	23,880	—	26,322	23,527	73,729	1,292,624	—	1,424,810	1,273,517	3,990,951
J. Michael Luttig	—	—	33,843	—	33,843	—	—	1,831,922	—	1,831,922
Shephard W. Hill	8,623	—	17,833	1,289	27,745	466,763	—	965,300	69,774	1,501,837
Scott E. Carson	13,271	—	20,780	58,243	92,294	718,359	—	1,124,821	3,152,694	4,995,874

Awards Granted in Prior Years

Career Shares.    Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents, which accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to death, disability, retirement or layoff and are paid out in stock upon vesting.

Restricted Stock.    Pursuant to his employment agreement, Mr. McNerney was granted 391,000 shares of restricted stock designed to compensate him for unvested equity awards he forfeited upon leaving his prior employer, as follows: (a) for forfeited stock options, restricted stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (b) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (c) for forfeited restricted stock awards, restricted stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. Vesting of the restricted stock will be fully accelerated if Mr. McNerney’s employment is terminated due to death, by us without cause or by Mr. McNerney with good reason before or after a change in control. Mr. McNerney will receive dividends in cash as and when declared and paid.

Restricted Stock Units (RSUs).    RSUs granted to Mr. Bell in 2005 vested 50% three years after the grant date and the remaining 50% vests five years after the grant date. Vesting of the RSUs will be fully accelerated if employment is terminated due to death, disability or layoff. The RSUs earn dividend equivalents, which are accrued in the form of additional RSUs each quarter, and are payable in stock. RSUs granted in 2009 are described on page 39 in the narrative text following the 2009 Grants of Plan-Based Awards table.

Matching Deferred Stock Units (MDSUs).    MDSUs were granted in 2009 and in prior years. They are described on page 39 in the narrative text following the 2009 Grants of Plan-Based Awards table.

(2)

The amounts reported in these columns for each officer represent unvested 2005 Performance Shares at the target payout number. Performance Shares, which were last granted in 2005, are contingent awards that vest in increments if we achieve specified stock price hurdles, with threshold, target and maximum levels, within five years from the grant date. The size of the grant was determined by a multiple of salary depending on the executive’s pay grade. Performance Shares may vest at any time during the five-year period if the average daily closing price of Boeing stock on the NYSE over a 20-consecutive-day period achieves one of the specified hurdles. The total number of shares delivered by the end of the five-year cycle will range from 0% to 125% of the contingent grant, depending on the level of stock price performance achieved. Performance Shares earn dividend equivalents, which are accrued in the form of additional Performance Shares. Performance Shares and related dividend equivalents are distributed in Boeing stock on the date the specified performance hurdle is met and/or are deferred based on deferral elections that were in place prior to the granting of the award. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and will receive payout in the same amount and at the same time payment would have been made had the executive not had a termination of employment.

As of December 31, 2009, the only remaining Performance Shares outstanding were the 2005 Performance Shares, which were granted on February 28, 2005 and expired on February 28, 2010. 90% of the 2005 Performance Shares vested during 2006 and 2007 (out of a maximum of 125% possible vesting) and 0% vested thereafter.

(3)

Reflects (a) 31,800 shares of restricted stock that vest on May 10, 2010; (b) 54,000 shares of restricted stock: 27,000 shares that vested on January 1, 2010 and 27,000 shares that vest on January 1, 2011; and (c) 90,331 RSUs that vest on February 23, 2012.

(4)	Unexercisable options vest in three annual installments: 95,892 options vested on February 23, 2010; 93,072 options to vest on February 23, 2011; 93,073 options to vest on February 23, 2012.

(5)	Unexercisable options vest in two annual installments: 83,160 options vested on February 25, 2010; 83,160 options to vest on February 25, 2011.

(6)	Unexercisable options vest in one annual installment: 70,950 options vested on February 26, 2010.

(7)	Options received for service as a nonemployee director.

(8)

Reflects (a) 11,543 Career Shares, which vest upon retirement; (b) 12,462 RSUs, which vest on August 29, 2010; (c) 42,758 RSUs, which vest on December 31, 2011; and (d) 22,852 RSUs, which vest on February 23, 2012.

(9)	Unexercisable options vest in three annual installments: 24,258 options vested on February 23, 2010; 23,545 options to vest on February 23, 2011; 23,546 options to vest on February 23, 2012.

(10)	Unexercisable options vest in two annual installments: 20,460 options vested on February 25, 2010; 20,460 options to vest on February 25, 2011.

(11)	Unexercisable options vest in one annual installment: 17,160 options vested on February 26, 2010.

(12)	Reflects (a) 23,880 Career Shares, which vest upon retirement; (b) 26,322 RSUs, which vest on February 23, 2012; and (c) 23,527 MDSUs, which vest upon retirement.

(13)	Unexercisable options vest in three annual installments: 27,943 options vested on February 23, 2010; 27,121 options to vest on February 23, 2011; 27,123 options to vest on February 23, 2012.

(14)	Reflects 33,843 RSUs, which vest on February 23, 2012.

(15)	Unexercisable options vest in three annual installments: 14,175 options vested on February 23, 2010; 13,758 options to vest on February 23, 2011; 13,759 options to vest on February 23, 2012.

(16)	Unexercisable options vest in two annual installments: 5,989 options to vest on April 28, 2010; 5,990 options to vest on April 28, 2011.

(17)	Unexercisable options vest in two annual installments: 8,580 options vested on February 25, 2010; 8,580 options to vest on February 25, 2011.

(18)	Unexercisable options vest in one annual installment: 12,540 options vested on February 26, 2010.

(19)	Reflects (a) 8,623 Career Shares, which vest upon retirement; (b) 17,833 RSUs, which vest on February 23, 2012; and (c) 1,289 MDSUs, which vest upon retirement.

(20)	Unexercisable options vest in three annual installments: 8,055 options vested on February 23, 2010; 7,818 options to vest on February 23, 2011; 7,819 options to vest on February 23, 2012.

(21)	Unexercisable options vest in two annual installments: 6,600 options vested on February 25, 2010; 6,600 options to vest on February 25, 2011.

(22)	Unexercisable options vest in one annual installment: 4,950 options vested on February 26, 2010.

(23)

Reflects (a) 13,271 Career Shares, which vested on January 4, 2010 in connection with Mr. Carson’s retirement; (b) 20,780 RSUs, 5,772 of which vested, and 15,008 of which were forfeited, each on January 4, 2010 in connection with Mr. Carson’s retirement; and (c) 58,243 MDSUs, which vested on January 4, 2010 in connection with Mr. Carson’s retirement.

(24)	These unvested options were forfeited on January 1, 2010 in connection with Mr. Carson’s retirement.

Option Exercises and Stock Vested

The following table provides information for each of our Named Executive Officers regarding vesting of stock awards during 2009. There were no exercises of stock options by our Named Executive Officers in 2009.

		Stock Awards
Name	Type of Award	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
W. James McNerney, Jr.	Restricted Stock	58,800	$2,643,846
James A. Bell	BSUs	5,268	169,461
James F. Albaugh	BSUs	6,637	213,502
J. Michael Luttig	N/A	—	—
Shephard W. Hill	BSUs	1,692	54,439
Scott E. Carson	BSUs	3,142	101,067
	RSUs	18,074	919,075

(1)

Stock awards that vested in 2009 include Boeing Stock Units (BSUs) granted in 2006 and Restricted Stock Units (RSUs) granted in 2005 and 2006. BSU amounts shown for Messrs. Albaugh, Hill, and Carson were deferred at each officer’s election. Restricted stock and RSU amounts shown for the executives include amounts surrendered by the executive to us for payment of income tax withholding associated with the vesting.

(2)

For restricted stock, the value realized is based on the closing price of the underlying stock on the vesting date. For BSUs and RSUs, the value realized is based on the Fair Market Value (average of high and low prices) of the underlying stock on the vesting date.

2009 Pension Benefits

The following table provides information as of December 31, 2009 (the pension measurement date for purposes of our 2009 financial statements) for each of our Named Executive Officers regarding the actuarial present value of the officer’s total accumulated benefit under each of our defined benefit plans, the Pension Value Plan and the Supplemental Executive Retirement Plan (SERP). The SERP benefit is payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement in the form of a 15-year certain annuity. For Mr. Luttig, the table also includes the actuarial present value of his retirement benefit under his supplemental pension agreement in the form of a lump sum. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in our 2009 financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. James McNerney, Jr.	Pension Value Plan	4.51	$131,815	$0
	SERP	4.51	3,163,529	0
	Employment Agreement	4.00	22,721,622	0
James A. Bell	Pension Value Plan	38.75	1,231,326	0
	SERP	38.75	8,179,489	0
James F. Albaugh	Pension Value Plan	25.67	727,176	0
	SERP	25.67	7,226,958	0
J. Michael Luttig	Pension Value Plan	3.64	101,562	0
	SERP	3.64	442,345	0
	Supplemental Pension Agreement	3.64	1,662,270	0
Shephard W. Hill	Pension Value Plan	23.75	584,151	0
	SERP	23.75	1,671,891	0
Scott E. Carson	Pension Value Plan	37.86	1,136,371	0
	SERP	37.86	7,181,721	0

(1)

Credited service for purposes of calculating benefits under the Pension Value Plan and the SERP (called “benefit service” under the plans) is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. The years of company service for each officer for the Pension Value Plan and SERP are as follows: Mr. McNerney, four years; Mr. Bell, 37 years; Mr. Albaugh, 34 years; Mr. Luttig, three years; Mr. Hill, 22 years; and Mr. Carson, 37 years. The credited service is slightly higher than years of company service for each officer (except Mr. Albaugh) for reasons such as service counting methods and the transition of benefits from our Employee Retirement Plan to the Pension Value Plan, which provided up to one year of additional credited service. Mr. Albaugh’s credited service is less than his years of company service because for part of his company service he, in connection with a government contract, participated in a pension plan that is not currently sponsored by us. Under the terms of Mr. McNerney’s employment agreement, described below, his years of credited service for purposes of the supplemental retirement benefits under such employment agreement are counted from January 1, 2006. Under the terms of Mr. Luttig’s supplemental pension agreement, described below, he became vested in a supplemental retirement benefit after three years of service with us. Granting extra years of credited service under the SERP requires the approval of the Compensation Committee.

(2)

The amounts reported in this column for each officer were calculated assuming no future service or pay increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Pension Value Plan and the SERP are the actuarial present values as of December 31, 2009 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan and age 62 (or current age, if older) for the SERP. The discount assumption is 5.90% for both the Pension Value Plan and the SERP. The post-retirement mortality assumption of the Pension Value Plan is RP 2000 sex-specific mixed-collar, projected to 2015 using scale AA, and for the SERP is RP 2000 sex-specific white-collar, projected to 2015 using scale AA. The value set forth for Mr. Luttig’s supplemental pension agreement retirement benefit is a lump sum payable at age 65, and the value set forth for Mr. McNerney’s employment agreement retirement benefit is a 15-year certain annuity commencing at age 62. The PBGC interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity is 2.50%. Both Mr. McNerney’s 15-year certain annuity and Mr. Luttig’s lump sum are discounted with the same interest rate used for the SERP.

In order to determine changes in pension values for the Summary Compensation Table on page 34, the values of the Pension Value Plan, the SERP, Mr. Luttig’s supplemental pension agreement retirement benefit and Mr. McNerney’s employment agreement retirement benefit were also calculated as of December 31, 2008 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan was 6.10%. The discount assumption used for the SERP,

Mr. Luttig’s supplemental pension agreement retirement benefit and Mr. McNerney’s employment agreement retirement benefit was 6.10%, which was the assumption used for financial reporting purposes for 2008. The PBGC interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity as of December 31, 2008 was 4.75%. Other assumptions used to determine the value as of December 31, 2008 were the same as those used for December 31, 2009. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan and the SERP for financial reporting purposes.

For all participants in the Pension Value Plan and the SERP, the life annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for those who are married at the time of benefit commencement; alternative annuity forms may also be available. For Mr. McNerney, the employment agreement retirement benefit shown in the table is the discounted 15-year certain annuity commencing at age 62. For Mr. Luttig, the supplemental pension agreement retirement benefit shown in the table is the discounted lump sum payable at age 65. The benefits shown in the table are not subject to any deduction for Social Security benefits.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each of the Named Executive Officers is older than age 50. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after three years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit for employees retiring from active employment. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan when it became effective as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were also transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

Total pension benefits for the Named Executive Officers are determined under a combination of the SERP, which is a nonqualified defined benefit plan, and our qualified Pension Value Plan, which provides income continuation for employees through a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the Pension Value Plan benefit will be paid under the SERP, which provides an excess benefit equivalent to what the Pension Value Plan would pay without limitation by applicable federal tax laws and regulations. For executives hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the Pension Value Plan. Retired executives’ tax-qualified benefits (i.e., Pension Value Plan) are pre-funded and are paid out of the assets of the qualified plan; however, nonqualified benefits (SERP benefits) are not pre-funded and are paid out of our general assets.

As discussed under Compensation Discussion and Analysis on page 26, the Compensation Committee amended the SERP to eliminate the supplemental target benefit for employees hired or rehired on or after January 1, 2008 and prior to January 1, 2009. For these employees, the SERP will provide only an excess benefit. For employees hired or rehired on or after January 1, 2009, the Pension Value Plan and the SERP have been replaced with an enhanced defined contribution plan.

Under the SERP, credited service is the same as the credited service recognized under the Pension Value Plan. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the five consecutive years of employment with the highest base compensation and the five consecutive years of employment with the highest incentive awards. For the NEOs, this typically has been the average annual compensation over the last five years of employment. Compensation includes annual salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target benefit formula is limited to 100% of a participant’s annual salary at termination and is reduced by the amount of qualified benefits received under the Pension Value Plan. Supplemental pension benefits vest at the later of being vested in the Pension Value Plan or 36 consecutive months on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the company to work in a capacity that is determined to be in competition with a significant aspect of our business, or commits one of a number of felonies against us or our interests. SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or if the executive disparages us, our products or our employees.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the Named Executive Officers) and to other employees. This section describes those provisions and factors that apply to the Named Executive Officers based on their age and years of service and the applicable provisions of prior plans. For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65.

The Pension Value Plan benefits earned under prior Boeing plans by Messrs. Bell, Albaugh, Hill, and Carson are reduced 2% for each year the employee retires prior to age 60. The Pension Value Plan benefits earned by Messrs. Bell, Hill, and Albaugh under prior Boeing North American plans are unreduced if their combined age and service equals 85 or more years; otherwise benefits are reduced 6% for each year the employee retires prior to age 60.

Under the SERP, the supplemental target benefit is reduced 3% for each year the employee retired prior to reaching age 62 and 6% for each year the benefit commenced prior to age 65 if the employee terminated employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above.

Messrs. Bell, Albaugh, Hill, and Carson are eligible for early retirement benefits under the Pension Value Plan and the SERP based on their being at least age 55 with ten years of vesting service or at least 62 with one year of service at termination. Messrs. McNerney and Luttig are not currently eligible for early retirement. Vesting service is the service used under the Pension Value Plan and the SERP to determine eligibility for benefits, including eligibility for early retirement benefits.

Estimated SERP benefits that could be paid as a result of various terminations as of December 31, 2009 are shown under Table II—Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination on page 55.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires us to provide Mr. McNerney supplemental retirement benefits designed to compensate him for benefits provided by his former employer that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, nonqualified pension benefits and the employment agreement) that is offset by pension benefits payable by previous employers, 3M and General Electric. This target benefit begins at 25% of the highest average annual compensation (annual salary plus annual incentive compensation) and increases 5% per year for five years. After five years, the target benefit reaches and remains at 50%. The average annual compensation is calculated based on the General Electric plan rules as of December 31, 2000 and is the highest three years out of ten including compensation at prior employers. For service accrued through December 31, 2009, the target benefit was $2,640,174 per year. The present value of the accumulated benefit was payable as a 15-year certain annuity (assuming Pension Benefit Guaranty Corporation interest and UP 84 mortality rates) on the assumed date of December 31, 2009 or an earlier change in control. As described above, pursuant to his election made in December 2007, the benefit will be payable in 15 annual installments, beginning on the date of Mr. McNerney’s termination of employment or an earlier change in control or such later date as required by Section 409A of the Internal Revenue Code. The supplemental retirement benefit is 100% vested as it is earned.

Supplemental Pension Agreement Retirement Benefit

Pursuant to a supplemental pension agreement between us and Mr. Luttig, Mr. Luttig is paid a lump sum at the earlier of termination or age 65 or such later date as required by Section 409A of the Internal Revenue Code. The lump sum is the equivalent of a 20-year certain and continuous annuity of $225,000 per year that commences at age 65. The value of the lump sum is based on the same interest and mortality assumptions that are used for lump-sum payments in the Pension Value Plan. The benefit has a three-year vesting period and is currently vested.

2009 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, up to 100% of Annual Incentive Awards and up to 100% of Performance Awards. For compensation granted or earned prior to 2006, executives could also defer up to 100% of Performance Shares and Boeing Stock Units (BSUs), and executives who made deferrals into a BSU account might become eligible to receive a company matching contribution of an additional 25% of Matching Deferred Stock Units (MDSUs), as described on page 39.

Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a BSU account and 17 other notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 6.25% for 2009 and is 5.75% for 2010. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of Boeing stock. MDSUs and certain Performance Shares must remain invested in Boeing stock.

Executives choose how and when to receive payments under the Deferred Compensation Plan, and must make separate choices for their MDSU balances, if any, and for the rest of the money in their Deferred Compensation Plan accounts. Executives have the flexibility to choose the same or different payment start dates and distribution options for their MDSUs and for all the other money in their accounts. The distribution options available to executives include either a lump-sum payment or annual, fractional payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Contributions relating to MDSUs and certain Performance Shares are paid in stock, and all other contributions are paid in cash. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under our 401(k) plan are curtailed by legislation limiting contributions to the 401(k) plan and the earnings that may be considered in computing benefits under the 401(k) plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as company matching contributions, before-tax contributions made by us at the request of the participating executive and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under our 401(k) plan. The Supplemental Benefit Plan is therefore intended to pay, out of our general assets, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under our 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus our matching contributions.

Deferred compensation under the Supplemental Benefit Plan may be invested in an interest-bearing account that is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 6.25% for 2009 and is 5.75% for 2010. Executives may also choose to have deferrals under the Supplemental Benefit Plan invested in a BSU Account and the notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan) (other than the Boeing Stock Fund and the Stable Value Fund). Interest on the interest-bearing account is credited daily, and executives may change how deferrals are invested in the funds at any time.

The distribution options available to executives under the Supplemental Benefit Plan include either a lump-sum payment or annual, fractional payments spread over two to up to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Supplemental Benefit Plan (which will be either one lump-sum payment or annual, fractional payments based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Supplemental Benefit Plan (generally, when the executive’s employment with us ends).

As discussed under Compensation Discussion and Analysis beginning on page 26, the Compensation Committee amended the Supplemental Benefit Plan effective January 1, 2009 to provide additional retirement benefits to certain executives hired or rehired on or after January 1, 2009 who are not eligible to participate in our Pension Value Plan or SERP.

The following table provides information for each of our Named Executive Officers regarding aggregate officer and company contributions and aggregate earnings for 2009 and year-end account balances under the Deferred Compensation Plan, the Supplemental Benefit Plan, and other nonqualified deferred compensation arrangements described below. As of December 31, 2009, Messrs. McNerney and Bell had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Benefit Plan	134,800	101,100	53,257	0	1,015,772
	Deferred Compensation Plan for Directors	0	0	173,005	0	696,810
	Total	134,800	101,100	226,262	0	1,712,582

James A. Bell	Deferred Compensation Plan	0	0	0	0	0
	Supplemental Benefit Plan	47,329	35,497	29,488	0	542,221
	Total	47,329	35,497	29,488	0	542,221
James F. Albaugh(6)	Deferred Compensation Plan	213,502	53,376	3,477,400	0	21,116,764
	Supplemental Benefit Plan	56,591	42,443	66,712	0	1,166,938
	Special Retention Deferral	0	0	19,485	0	322,408
	Total	270,093	95,819	3,563,597	0	22,606,110

J. Michael Luttig	Deferred Compensation Plan	0	0	87,225	0	348,555
	Supplemental Benefit Plan	39,293	29,470	13,944	0	277,179
	Total	39,293	29,470	101,169	0	625,734
Shephard W. Hill	Deferred Compensation Plan	54,439	13,610	123,012	0	403,088
	Supplemental Benefit Plan	31,032	15,516	10,144	0	203,299
	Total	85,471	29,126	133,156	0	606,387

Scott E. Carson	Deferred Compensation Plan	101,067	25,267	4,098,207	0	15,910,455
	Supplemental Benefit Plan	52,800	31,680	43,670	0	778,556
	Total	153,867	56,947	4,141,877	0	16,689,011

(1)	The amount reported in this column for each officer reflects elective deferrals of salary and BSU awards.

(2)

The amount reported in this column for each officer reflects company matches under the Supplemental Benefit Plan. For Messrs. Albaugh, Hill and Carson, the amount reported in this column also includes $53,376, $13,610, and $25,267, respectively, reported as MDSU grants in the 2009 Grants of Plan-Based Awards table.

(3)

The amount reported in this column for each officer reflects dividends on deferred stock units and appreciation or depreciation in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for 2009, 2008 and 2007:

Name	Plan Name	Reported for 2009 ($)	Previously Reported for 2008 ($)	Previously Reported for 2007 ($)	Total ($)
W. James McNerney, Jr.	Supplemental Benefit Plan	235,900	235,940	220,511	692,351
James A. Bell	Supplemental Benefit Plan	82,827	80,661	75,021	238,509
James F. Albaugh	Supplemental Benefit Plan	99,033	100,965	93,982	293,980
J. Michael Luttig	Deferred Compensation Plan	0	353,609	—	353,609
	Supplemental Benefit Plan	68,763	124,077	—	192,840
	Total for Mr. Luttig	68,763	477,686	—	546,449
Shephard W. Hill	Supplemental Benefit Plan	46,548	—	—	46,548
Scott E. Carson	Supplemental Benefit Plan	84,480	82,365	78,907	245,752

(5)

The amounts reported for Mr. McNerney include earnings of $173,005 and a balance of $696,810 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director from 2001 through July 1, 2005. The Deferred Compensation Plan for Directors is described in more detail following the 2009 Director Compensation Table under the heading “Deferred Compensation” on page 16.

(6)

The amounts reported for Mr. Albaugh include earnings of $19,485 and a balance of $322,408 in a Special Retention Deferral account resulting from a special retention award that Mr. Albaugh received in 1998 for remaining with us after our acquisition in 1996 of certain Rockwell International aerospace and defense businesses.

Potential Payments Upon Termination or Change in Control

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination or Change in Control,” reflects the estimated amount of incremental compensation payable to each of Messrs. McNerney, Bell, Albaugh, Luttig, Hill and Carson upon termination of the officer’s employment in the event of (i) a termination by us without cause or by the officer for good reason that is not in connection with a change in control; (ii) a termination by us without cause or by the officer for good reason in connection with a change in control; (iii) layoff; (iv) retirement; (v) disability; or (vi) death. The amounts shown assume that the termination was effective as of December 31, 2009 and that the price of Boeing stock on which certain of the calculations are made was the closing price of $54.13 on that date. These amounts are estimates of the incremental amounts that would be paid out to the officer upon such terminations. The actual amounts to be paid out can be determined only at the time of the officer’s termination of employment or at the end of the incentive plan performance period.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include:

•	Amounts contributed under our qualified and nonqualified deferred compensation plans; and

•	Amounts accrued and vested through our Pension Value Plan and the Supplemental Executive Retirement Plan (SERP).

In addition, amounts earned under the 2007-2009 Performance Awards, which are reported in the Summary Compensation Table on page 34 and note (4) thereto, are excluded from Table I. If a Named Executive Officer had terminated employment as of December 31, 2009 by reason of retirement, layoff, disability, or death, the full amount of the 2007-2009 Performance Award would have been payable, but if the Named Executive Officer had terminated for any other reason, such Performance Award would have been forfeited.

Payments Made Upon Retirement

In the event of the retirement of the Named Executive Officers who are retirement-eligible (Messrs. Bell, Albaugh, Hill, and Carson), in addition to the items identified above, the officer will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	Vesting and payment of Career Shares;

•	Vesting of Matching Deferred Stock Units (MDSUs);

•

Pro rata vesting of certain Restricted Stock Units (RSUs) based on the number of full and partial calendar months spent on the active payroll during the three-year service period (beginning with the first full calendar month after the grant date);

•

Continued eligibility for Performance Awards, which will continue to remain outstanding until the end of the respective three-year performance period and will be paid pro rata to the extent earned after the end of the performance period based on the number of full calendar quarters worked during the performance period;

•	Continued eligibility for Performance Shares, which were outstanding as of December 31, 2009 but expired on February 28, 2010, the end of the five-year cycle;

•

Pro rata payment of Annual Incentive Award, which will be paid in the year following retirement to the extent earned based on the number of days worked during the year. The Annual Incentive Awards earned and paid for 2009 performance, which are reported in the Summary Compensation Table on page 34, are not included in Table I because as of December 31, 2009, the amounts had been earned; and

•	Continued eligibility for tax preparation services through the calendar year following year of retirement.

Effective January 1, 2010, Mr. Carson retired and will receive substantially what is reflected in the “Retirement” column of Table I. Mr. Carson also will be entitled to payments from us in connection with consulting services to be provided through 2012. See “Consulting Arrangement” on page 31 of this proxy statement.

Payments Made Upon Disability or Death

In the event of the disability or death of a Named Executive Officer, in addition to the benefits listed under the above two headings, the officer will receive benefits under our disability plan available generally to all salaried employees or our executive life insurance plan. The disability insurance amounts are not reflected in Table I. Our executive officers, including the Named Executive Officers, receive a life insurance benefit that is equal to three times annualized salary. (Mr. McNerney would receive different life insurance benefits under his employment agreement described below). This life insurance benefit is reflected in Table I.

Payments Made Upon Layoff

Executive Layoff Benefit Plan.    Our Named Executive Officers, other than Mr. McNerney, are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are involuntarily laid off by us. Benefits under the Layoff Plan are provided when an executive-level position is eliminated by us, the executive does not become employed elsewhere within the company, and the executive is involuntarily laid off. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (1) continues in equivalent employment in the case of a stock sale or similar transaction or (2) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s pre-layoff salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by the company’s actual performance score (which was 0.7 for 2009) for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Layoff Plan are included in Table I, except that Mr. McNerney will not receive benefits under the Layoff Plan because of the benefits he will receive under his employment agreement described below.

The Layoff Plan does not provide enhanced change-in-control benefits or tax gross-ups.

Other Layoff Benefits.    Certain other compensation programs and awards provide additional layoff benefits, which are included in Table I, as follows:

•	Accelerated vesting of certain service-based equity awards, including Career Shares, RSUs, and MDSUs;

•

Continued eligibility for annual incentive compensation pro rata based on the number of days employed during the year (an amount for this benefit is not included in Table I because as of December 31, 2009, the amount had been earned);

•	Continued eligibility to participate in vesting of Performance Shares, which were outstanding as of December 31, 2009 but expired on February 28, 2010, the end of the five-year cycle;

•	Continued eligibility to participate pro rata in Performance Awards based on the number of full calendar quarters employed;

•

Continued eligibility for certain health and welfare benefits (paid by us through the end of the month of termination; thereafter, access under the Consolidated Omnibus Budget Reconciliation Act (COBRA) is provided but not paid for; no amount is shown in Table I); and

•	Continued eligibility for tax preparation services through the calendar year following the year of layoff, as well as eligibility for outplacement services.

Payments Made Pursuant to Mr. McNerney’s Employment Agreement

Mr. McNerney’s employment agreement provides for the following benefits, which are included in Table I.

Upon termination by us without cause or by Mr. McNerney for good reason, Mr. McNerney will receive severance benefits as follows:

(i)	Full vesting of restricted stock awards granted pursuant to Mr. McNerney’s employment agreement;

(ii)	Supplemental retirement benefit accrued to date, with additional credit for supplemental retirement credited service for the severance period; and

(iii)

Severance and any welfare benefit continuation provided in accordance with any company plan, but no less than (a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus (annual incentive) amount; (b) a lump-sum cash payment equal to the product of 24 multiplied by the premium amount charged by us in providing continued medical benefit coverage under COBRA; and (c) a pro rata bonus (annual incentive) for the termination year based on actual performance for the year. An amount for the benefit specified in subclause (c) is not included in Table I because as of December 31, 2009, the amount had been earned. The benefits specified in this clause (iii) do not apply in the case of any termination of Mr. McNerney’s employment at or after he reaches age 62.

Upon a termination of employment by us without cause or by Mr. McNerney for good reason in contemplation of or within two years after a change in control in which severance would be payable as described above, Mr. McNerney will receive change-in-control benefits as described above regarding severance, except that:

•	“three” will be substituted for “two” in subclause (iii)(a) above;

•	“36” will be substituted for “24” in subclause (iii)(b) above; and

•	Mr. McNerney will receive additional credit for supplemental retirement credited service for the severance period.

Mr. McNerney’s agreement does not provide for tax gross-ups.

Upon completion of five years of continuous employment with us, Mr. McNerney will be deemed “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to our senior executives. During the term of the employment agreement, we will provide Mr. McNerney with universal life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually. Under Mr. McNerney’s employment agreement, a “change in control” is the first to occur of any of the following events: (1) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing; (2) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (3) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the company, unless the beneficial shareholders of the company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections; or (4) approval by shareholders of a complete liquidation or dissolution of the company.

“Good reason” is defined in the agreement to include: (1) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (2) any diminution in his titles; (3) any failure to nominate or elect him as Chief Executive Officer, Chairman of the Board or a director; (4) causing or requiring him to report to anyone other than the Board; (5) assigning to him duties materially inconsistent with his positions and duties described in the agreement or giving a notice terminating the renewal feature of the agreement; (6) our failure to assign the agreement to a successor to the company or failure of a successor to the company to explicitly assume and agree to be bound by the agreement; or (7) requiring him to be principally based at any office or location more than 30 miles from our current corporate offices in Chicago, Illinois.

“Cause” is defined in the agreement to include: (1) conviction of a felony, or a misdemeanor (excluding a petty offense) involving fraud, dishonesty or moral turpitude; (2) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (3) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of our Code of Conduct that is willful or intentional material misconduct; or (4) willful or intentional failure to comply materially with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the company.

As described under the 2009 Pension Benefits table on page 44, Mr. McNerney’s employment agreement provides him with certain supplemental retirement benefits if his employment terminates for any reason. If Mr. McNerney’s employment had terminated on December 31, 2009, entitling him to a supplemental retirement benefit, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment agreement) of $2,391,514. Table I sets forth an estimate of the present value of the incremental payments available under his supplemental retirement benefit if Mr. McNerney’s employment had been terminated on December 31, 2009 by us without cause or by Mr. McNerney for good reason before or after a change in control.

Payments Made Pursuant to Mr. Luttig’s Supplemental Pension Agreement

As described under the 2009 Pension Benefits table on page 44, Mr. Luttig’s supplemental pension agreement provides for a supplemental retirement benefit if his employment terminates. If Mr. Luttig’s employment had terminated on December 31, 2009, he (or his beneficiary) would have been entitled to a lump sum supplemental retirement benefit of $1,943,278, payable as of July 1, 2010.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of our Named Executive Officers as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: multiple of salary and target annual incentive (for Named Executive Officers other than Mr. McNerney, multiplied by the 2009 company performance score of 0.7); does not reflect actual salary paid or annual incentive compensation earned and paid for 2009 performance;

•	Service-based equity awards: market value, as of December 31, 2009, of unvested equity awards that would vest; includes Career Shares, restricted stock, RSUs and MDSUs;

•

Performance Shares: market value, as of December 31, 2009, of unvested Performance Shares that would continue to be eligible to vest (if specified price goals were achieved before the end of the five-year cycle resulting in the target number of shares being earned) following the termination; the Performance Shares did not vest and expired on February 28, 2010;

•

Performance Awards: value of the 2008 Performance Awards (reflects two-thirds of the award assuming target performance) that is payable in early 2011, following the end of the 2008 to 2010 performance period, and of the 2009 Performance Awards (reflects one-third of the award assuming target performance) that is payable in early 2012, following the end of the 2009 to 2011 performance period;

•

Employment agreement retirement benefit: estimated present value of Mr. McNerney’s additional retirement benefit payable pursuant to his employment agreement as a 15-year certain annuity following the termination;

•

Supplemental pension agreement retirement benefit: lump-sum value of Mr. Luttig’s additional retirement benefit payable pursuant to his supplemental pension agreement as a lump sum following termination;

•	Lump-sum cash payment for COBRA coverage: estimated value of lump-sum payment for Mr. McNerney to provide continued medical benefit coverage under COBRA following the termination;

•

Life insurance benefits: for all Named Executive Officers, the face value of executive life insurance payable following an executive’s death (includes supplemental life insurance payable to Mr. McNerney per his employment agreement);

•	Tax preparation: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service following the termination.

TABLE I

Estimated Potential Incremental Payments Upon Termination or Change in Control

Name and Benefits	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance (salary and target annual incentive)	$10,422,000	$15,633,000	$0	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	6,002,582	6,002,582	0	0	6,002,582	6,002,582
Performance Awards (continuation pro rata)	6,290,833	6,290,833	0	0	6,290,833	6,290,833
Employment Agreement Retirement Benefit (additional credited years of service for severance period)	3,006,695	3,006,695	0	0	0	0
Lump-Sum Cash Payment for COBRA Coverage	40,000	60,000	0	0	0	0
Life Insurance (death benefit)	0	0	0	0	0	17,544,416
Tax Preparation Services (continuation)	127,000	190,500	0	63,500	63,500	63,500
Outplacement Services	10,000	10,000	0	0	0	0

Total Estimated Incremental Value	$25,899,110	$31,193,610	$0	$63,500	$12,356,915	$29,901,331
James A. Bell
Cash Severance (salary and target annual incentive multiplied by company score)	0	0	$1,431,740	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	3,957,484	968,402	3,957,484	3,957,484
Performance Awards (continuation pro rata)	0	0	1,536,467	1,536,467	1,536,467	1,536,467
Life Insurance (death benefit)	0	0	0	0	0	2,526,600
Tax Preparation Services (continuation)	0	0	13,388	13,388	13,388	13,388
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$6,949,079	$2,518,257	$5,507,339	$8,033,939
James F. Albaugh
Cash Severance (salary and target annual incentive multiplied by company score)	0	0	$1,625,285	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	2,961,925	2,961,925	2,961,925	2,961,925
Performance Awards (continuation pro rata)	0	0	1,780,867	1,780,867	1,780,867	1,780,867
Life Insurance (death benefit)	0	0	0	0	0	2,868,150
Tax Preparation Services (continuation)	0	0	13,407	13,407	13,407	13,407
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$6,391,484	$4,756,199	$4,756,199	$7,624,349
J. Michael Luttig
Cash Severance (salary and target annual incentive multiplied by company score)	0	0	$1,183,091	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	1,309,905	0	1,309,905	1,309,905
Performance Awards (continuation pro rata)	0	0	900,600	0	900,600	900,600
Supplemental Pension Agreement Retirement Benefit	0	0	1,943,278	1,943,278	1,943,278	1,943,278
Life Insurance (death benefit)	0	0	0	0	0	2,225,250
Tax Preparation Services (continuation)	0	0	13,344	13,344	13,344	13,344
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$5,360,218	$1,956,622	$4,167,127	$6,392,377
Shephard W. Hill
Cash Severance (salary and target annual incentive multiplied by company score)	0	0	$838,750	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	1,205,196	650,634	1,205,196	1,205,196
Performance Awards (continuation pro rata)	0	0	515,167	515,167	515,167	515,167
Life Insurance (death benefit)	0	0	0	0	0	1,650,000
Tax Preparation Services (continuation)	0	0	2,950	2,950	2,950	2,950
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$2,572,063	$1,168,751	$1,723,313	$3,373,313
Scott E. Carson
Cash Severance (salary and target annual incentive multiplied by company score)	0	0	$1,303,135	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	4,183,502	4,183,502	4,183,502	4,183,502
Performance Awards (continuation pro rata)	0	0	1,402,367	1,402,367	1,402,367	1,402,367
Life Insurance (death benefit)	0	0	0	0	0	2,299,650
Tax Preparation Services (continuation)	0	0	0	0	0	0
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	$0	$0	$6,899,044	$5,585,869	$5,585,869	$7,885,519

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the Named Executive Officers. Pension Value Plan payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that could be received after termination of employment, on December 31, 2009, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2009 Pension Benefits table on page 44 but calculated as of December 31, 2009).

TABLE II

Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination

Name	Layoff Payable at Age 55	Retirement(1)	Death Payable Immediately to Spouse(2)
	Annuity / Present Value	Annuity / Present Value	Annuity / Present Value
W. James McNerney, Jr.	Same as Retirement(1)	$210,006 / $2,583,978	$182,453 / $2,356,476
James A. Bell	Same as Retirement	$709,068 / $8,518,810	$603,629 / $7,631,806
James F. Albaugh	Same as Retirement	$646,548 / $8,072,406	$572,130 / $7,305,757
J. Michael Luttig	Same as Retirement(1)	$44,930 / $601,230	$38,191 / $554,869
Shephard W. Hill	Same as Retirement	$172,307 / $2,251,550	$152,871 / $2,067,234
Scott E. Carson(3)	Same as Retirement	$622,416 / $7,181,750	$524,448 / $6,580,405

(1)

Mr. McNerney and Mr. Luttig are not yet eligible for early retirement benefits under the SERP, but they are fully vested in their SERP benefits pursuant to their additional retirement benefit arrangements. Messrs. Bell, Albaugh, Hill, and Carson are eligible for early retirement benefits under the SERP.

(2)

If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

(3)

Mr. Carson retired effective January 1, 2010 and will receive a reduced SERP benefit of $545,921 per year, as he will be paid in the form of a 75% joint and survivor annuity, rather than a life annuity.

Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 26, 2010, of each director, director nominee and Named Executive Officer and all directors and executive officers as a group. The table also sets forth stock units and interests held by such persons pursuant to our compensation and benefit plans or pursuant to a contract or arrangement. While these interests may not be transferred, some are vested.

Beneficial ownership is determined in accordance with the rules of the SEC and all numbers are rounded to the nearest whole share. No family relationship existed among any of our directors or executive officers. No director, director nominee or Named Executive Officer owned 1% or more of the outstanding Boeing stock as of February 26, 2010. All directors and executive officers as a group owned less than 1% of the outstanding Boeing stock as of February 26, 2010.

Directors and Nominees	Shares Beneficially Owned(1)		Stock Units(2)		Total
John H. Biggs	54,210	(3)	34,382		88,592
John E. Bryson	17,061	(4)	38,666		55,727
David L. Calhoun	2,450		2,175		4,625
Arthur D. Collins, Jr.	0		11,815		11,815
Linda Z. Cook	3,800		17,617		21,417
William M. Daley	1,250		13,674		14,924
Kenneth M. Duberstein	15,860		36,323		52,183
Edmund P. Giambastiani, Jr.	0		1,136		1,136
John F. McDonnell	1,852,576	(5)	22,491		1,875,067
Susan C. Schwab	0		0		0
Mike S. Zafirovski	0		18,798		18,798

Named Executive Officers	Shares Beneficially Owned(6)		Stock Units and Interests(7)		Total
W. James McNerney, Jr.*	1,012,916		154,909		1,167,825
James A. Bell	250,461		105,052		355,513
James F. Albaugh	334,963		235,361		570,324
Scott E. Carson	107,954		304,485		412,439
Shephard W. Hill	65,614		50,555		116,169
J. Michael Luttig	122,816		45,348		168,164
All directors and executive officers as a group (22 persons)	4,053,783	(1)(6)	1,046,727	(8)	5,100,511
*	Also serves as a director.

(1)	Includes shares of common stock issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 26, 2010 as follows:

Number of Shares Issuable Upon Exercise of Options
John H. Biggs	9,600
John E. Bryson	9,600
Kenneth M. Duberstein	9,600
John F. McDonnell	9,600

(2)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See Director Compensation beginning on page 14.

(3)	Includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation and 340 shares held in two trusts established for family members.

(4)	Includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(5)	Includes 923,991 shares held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family.

(6)

Includes The Boeing Company Voluntary Investment Plan holdings and shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 26, 2010 as follows:

Number of Shares Issuable Upon Exercise of Options
W. James McNerney, Jr.	748,532
James A. Bell	193,798
James F. Albaugh	190,835
Scott E. Carson	75,920
Shephard W. Hill	47,255
J. Michael Luttig	122,816
All directors and executive officers as a group (22 persons)	1,594,984

(7)	Consists of any restricted stock units, Career Shares, Matching Deferred Stock Units (“MDSUs”), retainer stock units or deferred stock units held by the Named Executive Officer.

(8)

Consists of any restricted stock units, Career Shares, MDSUs, retainer stock units or deferred stock units held by executive officers and stock units credited to the account of our nonemployee directors under our Deferred Compensation Plan for Directors.

Security Ownership of More than 5% Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2009.

Name and Address	Shares Beneficially Owned		Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	100,487,011	(1)	13.3%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	99,055,431	(2)	13.1%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	62,605,200	(3)	8.3%

(1)

Information is based on a Schedule 13G filed by State Street Corporation on February 12, 2010 with the SEC. As of December 31, 2009, State Street Corporation had shared voting power with respect to 100,487,011 shares of our common stock and shared dispositive power with respect to 30,642,875 shares of our common stock. This total includes 69,844,136 shares of our common stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee.

(2)

Information is based on Amendment No. 2 to Schedule 13G filed by Evercore Trust Company, N.A. on February 11, 2010 with the SEC. As of December 31, 2009, Evercore Trust Company, N.A. had sole voting power and sole dispositive power with respect to 29,211,295 shares of our common stock and shared dispositive power with respect to 69,844,136 shares of our common stock. This total includes 69,844,136 shares of our common stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

(3)

Information is based on Amendment No. 1 to Schedule 13G filed on February 11, 2010 by Capital World Investors with the SEC. As of December 31, 2009, Capital World Investors, a division of Capital Research and Management Company, had sole voting power with respect to 6,052,000 shares of our common stock and sole dispositive power with respect to 62,605,200 shares of our common stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2009, except that, due to an administrative error, Mr. Calhoun failed to timely file one report with respect to a purchase of our common stock.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2009 with management.

2)

The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3)

The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4)

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Messrs. Biggs, Calhoun and Collins and Ms. Cook are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Ambassador Schwab became a member of the Board and the Audit Committee as of February 10, 2010, and therefore did not participate in any of the reviews or other procedures set forth above with respect to fiscal 2009.

Audit Committee

John H. Biggs, Chair

David L. Calhoun

Arthur D. Collins, Jr.

Linda Z. Cook

Edmund P. Giambastiani, Jr.

Susan C. Schwab

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2009 and 2008:

Services Rendered	Fees
	2009	2008
	(in millions)
Audit Fees(1)	$28.2	$28.8
Audit-Related Fees(2)	$0.4	$0.3
Tax Fees(3)	$0.1	$1.4
All Other Fees	$—	$—
(1)

For professional services rendered for the audits of our 2009 and 2008 annual financial statements, and the reviews of the financial statements included in our Forms 10-Q for fiscal years 2009 and 2008. Includes fees for issuance of consents related to SEC filings and other statutory audits of $2.9 million for 2009 and $3.0 million for 2008.

(2)	For audits of employee benefit plans paid for by us and accounting consultations.

(3)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support in 2009 and 2008.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.4 million for each of the years 2009 and 2008. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the chairman of the Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. On a quarterly basis, the Office of the Corporate Controller provides written updates to the Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Ratification of Selection of Independent Auditor (Item No. 2)

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2010. Deloitte & Touche LLP served in this capacity in 2009. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see pages 59 and 60. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Shareholder Proposals (Item Nos. 3 through 7)

The following shareholder proposals will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Some of the following shareholder proposals contain assertions about us that we believe are incorrect. We have not attempted to refute all of the inaccuracies.

Shareholder Proposal – Ethical Criteria for Military Contracts (Item No. 3)

The School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125-2897, owners of 200 shares of common stock, along with several additional co-sponsors, have advised us that they intend to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

Shareholder Resolution

RESOLVED: That the shareholders request the Board to review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement of Shareholder

Our company, like other global corporations, faces increasingly complex ethical questions and challenges as the international, social, cultural, economic and political context within which it operates changes.

Faith communities measure the global economy not only by what it produces, but also by its impact on the human community, the dignity of the human person, and the environment.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems should evaluate the decisions made when bidding on such work. That bidding/contract process should follow a defined format and include clear, concise criteria and policies.

These recommended practices are consistent with those of the United States Armed Forces, which, for example regularly utilize military lawyers and others to evaluate the prospective use of particular strategies and weapons on the battlefield according to the ethical standards reflected in the Geneva Conventions and other norms of international law.

We recommend that the criteria/standards include:

-	ethical business practices such that human rights and fair labor standards are upheld;

-

consideration of the impact of the contract on a sustainable environment, which in appropriate cases might include long-term environmental impact studies, questions of waste management or toxic releases and transfers;

-	strategies for stability of employment, including descriptions of alternate production plans and funding sources;

-	directives for business practices which respect the culture of communities in which factories are located;

-	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

-	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

-	disclosure of the existence and nature of arrangements with any local security forces; and

-	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

We believe that careful, values-based consideration of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial of continued public acceptance of the company as an ethical entity entitled to derive profit from armament manufacturing.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

Boeing is committed to the highest standards of corporate integrity and ethical business conduct in each of its businesses, including with respect to the bidding and performance of military contracts in both the United States and abroad. Boeing implements this commitment through a comprehensive set of ethics and business conduct policies, continuous training and improvement exercises, and a professional staff dedicated to managing ethics issues throughout the enterprise. The Office of Internal Governance regularly reports on the Company’s compliance with both external law and regulation and internal policies to the Board’s Audit Committee, in support of the Board’s general oversight role. Moreover, we note that this area of the Company’s business is highly regulated by the U.S. government.

More specifically with respect to the proposal, Boeing is equally committed to human rights, a sustainable environment, support for emerging economies, and many of the other values cited by the proponents. We are concerned, however, that this proposal requests the Board to review and amend Boeing’s policies to follow the particular enumerated values espoused by one subset of the Company’s shareholders. In addressing such issues, the Board believes that Boeing, as a public corporation, and a corporate citizen of the world, should develop its policies by considering the interests of all relevant stakeholders, including shareholders, employees, customers and the communities in which Boeing does business and that it otherwise affects, rather than just the views of one group of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Advisory Vote on Named Executive Officer Compensation (Item No. 4)

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, Ray T. Chevedden, 5965 South Citrus Avenue, Los Angeles, CA 90043, owner of approximately 4,024 shares of common stock, has advised us that it has designated John Chevedden as proxy and intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

Shareholder Resolution

RESOLVED – the shareholders of our company recommend that our board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in our Compensation Discussion and Analysis.

Supporting Statement of Shareholder

Votes on 2009 “Say on Pay” resolutions averaged more than 46% in favor. More than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The merits of this Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance. In 2008 and 2009 the following governance issues were identified:

The Corporate Library http://www.thecorporate library.com, an independent investment research firm, rated our company: “D” in Board Effectiveness (Down from the previous “B” rating), “High Governance Risk” and “Very High Concern” in CEO pay—$18 million. Our CEO, James McNerney came directly from 3M with a board rated “F” by the Corporate Library during his tenure.

The Corporate Library said Boeing’s “D” rating is unchanged due to continued concerns about executive compensation. Payment of long-term awards in stock would increase executives’ exposure to the stock price, but our executive pay committee awarded the latest payments in cash.

Mr. McNerney, received pay of $89,000 for a generator, $100,000 for financial consulting and $267,000 for life insurance. Mr. McNerney also had vested pension benefits of more than $20 million, despite his tenure of only four years.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Executive Pay—yes on 4.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

The vote advocated by this proposal would provide the Compensation Committee with no meaningful feedback on our executive compensation practices or policies. The Compensation Committee, composed entirely of independent directors, held nine meetings during 2009. It oversees a comprehensive, carefully designed executive compensation program heavily weighted toward performance-based, variable compensation. The program strongly aligns the interests of executives with those of shareholders. The design of the program, resulting compensation decisions and the rationale behind them are published to shareholders through the Company’s proxy disclosure on executive compensation. The Compensation Committee actively monitors the executive compensation program and, with the advice of its professional compensation consultant, adopts changes—as it has for 2010—as needed in response to concerns of Board members and shareholders to reflect the dynamic, global marketplace in which Boeing competes for talent. See the discussion beginning on page 24 of this proxy statement for information about the changes made to the Company’s compensation program for 2010.

If implemented, the proposal would require one “yes” or “no” vote on the Company’s entire executive compensation program. A “no” vote would not equip the Board to implement specific reforms or even to draw conclusions as to which compensation practices or policies are of concern to shareholders. The Board believes that direct communication between shareholders and the Board is a much more effective means for shareholders to express their views on Boeing’s executive compensation practices and policies. See page 12 of this proxy statement for information on how to communicate directly with our Lead Director or other members of the Board. Unlike direct communication with the Board, the vote advocated in the proposal requires the Compensation Committee to speculate as to the meaning of shareholder approval or disapproval of the compensation set forth in the proxy statement.

We also believe that it is still premature to take action to implement a shareholder advisory vote procedure. Recognizing that a single vote method, like the one suggested by this proposal, does not provide meaningful feedback, corporations, shareholders, commentators and others have suggested other methods for providing more useful compensation input to board of directors. Policy prescriptions on this point; however, remain in early stages of development and need much refinement. For these reasons, the Board of Directors believes that Boeing is better served by monitoring market, legislative and other developments, to see if any prudent prescriptions emerge, if any consensus develops and if regulatory changes call for the adoption of particular measures.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Change Ownership Threshold to Call Special Meetings (Item No. 5)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, owner of 100 shares of common stock, has advised us that he intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

Shareholder Resolution

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each applicable governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes multiple shareowners combining their holdings to equal the 10%-of-outstanding-common threshold. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Supporting Statement of Shareholder

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library http://www.thecorporate library.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay—$18 million for James McNerney. The Corporate Library’s D-rating for our company was unchanged due to continued concerns about executive pay. The Corporate Library said, given the nature of our company, a performance period of longer than three years would be far more appropriate.

John Bryson, Kenneth Duberstein and John McDonnell were the only directors on our separate executive pay and nomination committees and they each had more then 12-years tenure—independence concerns. Mr. Bryson received our most against-votes in 2009. John Bryson was also on the D-rated Walt Disney (DIS) board and Kenneth Duberstein was on the D-rated boards of Mack-Cali Realty (CLI) and Travelers (TRV). Source: The Corporate Library.

We did not have a shareholder right to an Independent Board Chairman, a Lead Director (called for in our bylaws), Cumulative Voting or to Act by Written Consent.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 5.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

We do not oppose shareholders being able to call special meetings. In fact, in contrast to many Delaware corporations, our By-Laws have permitted 25% of Boeing shares to call a special meeting since 1952. However, special shareholder meetings are inherently very expensive and time-consuming to the Company due to the legal costs required to prepare disclosure documents, the substantial printing and mailing costs, the diversion of senior management’s time and attention and the expenditure of other company resources required to prepare for and conduct the meeting. For example, planning for the 2009 Annual Meeting of Shareholders started many months in advance of the meeting and the Company incurred fees and expenses of approximately $1.9 million, including costs for printing and mailing the proxy statement to the Company’s more than 200,000 registered shareholders and 700,000 beneficial shareholders.

Recognizing the substantial administrative and financial burdens that special meetings impose on the Company and all of its shareholders, the Board believes that the existing 25% ownership requirement strikes the appropriate balance between allowing shareholders to vote on important matters that arise between annual meetings, and protecting against the risk that a single shareholder or a small group of shareholders could call a meeting that serves only the narrow, special interests of such shareholders. Lowering the threshold to 10% would increase the risk that a single shareholder or a small group of shareholders could call a meeting that serves only such narrow special interests at the expense of all shareholders, as well as incurring substantial administrative expense and management distraction for a matter that has little likelihood of success.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Independent Chairman (Item No. 6)

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, owner of approximately 23,170 shares of common stock, has advised us that it intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

Shareholder Resolution

RESOLVED: That stockholders of Boeing Company (“the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Boeing Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement of Shareholder

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company W. James McNerney, Jr. holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at the Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board recently stated, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

The Board of Directors believes that your interests as a shareholder are best served when the Board’s independent members are fully involved in the Company’s operations and establish independent oversight of management. The Board has taken several steps to ensure that the Board can oversee management effectively and remain directly accountable to shareholders. Most important, the Board remains committed to having both a substantial majority of independent directors and a strong committee system. Out of 12 directors, only one, Mr. McNerney, is not independent of management. Each of our four principal standing committees is composed solely of independent directors. Furthermore, the independent members of the full Board have appointed a Lead Director—currently, Mr. Duberstein. As set forth on our Corporate Governance Principles, our Lead Director’s principal responsibilities include:

•	advising the Chairman, in consultation with the other nonemployee directors, as to Board schedules and agendas;

•	presiding at all meetings at which the Chairman is not present, including executive sessions of the 11 non-management directors, and apprising the Chairman of the issues considered;

•	being available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time delegate.

The Board believes that it is in the best interests of Boeing and its shareholders for the Board to have the flexibility to determine the appropriate leadership structure of the Board of Directors. While at this time, the Board has determined that the appropriate structure is to have the same person serve as chief executive officer and chairman of the board and to appoint an independent lead director, the Board, as provided for in our Corporate Governance Principles, could determine in the future that it would be best to change that leadership structure. At present, the independent directors believe that our President and Chief Executive Officer is the director best qualified to serve as Chairman, because of the in-depth knowledge he possesses with respect to each of Boeing’s businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior member of management at other Fortune 100 companies. Implementing this proposal would mandate a single form of leadership structure and deprive the Board of its ability to organize its functions, to make changes as necessary, and to conduct its business in what it believes to be the most efficient and effective manner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Report on Political Contributions (Item No. 7)

Newground Social Investment, 2206 Queen Anne Ave. N., Suite 402, Seattle, WA 98109, as proxy for Mr. Dyke R. Turner, owner of more than 560 shares, has advised us that it intends to present the following resolution at the annual meeting. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting.

Shareholder Resolution

RESOLVED, that the shareholders of Boeing (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1)	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2)

Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditure on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.

An accounting, through an itemized report, that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decision to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and, to reduce costs to shareholders, posted on the Company’s website.

Supporting Statement of Shareholder

As long-term shareholders of Boeing, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, is in the best interest of the company and its shareholders, and is critical for compliance with recent federal ethics legislation. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

Boeing contributed at least $3.4 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their Company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support FOR this critical governance reform.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. The Board therefore recommends that you vote AGAINST the proposal for the following reasons.

In order to express and advocate for the Company’s and shareholders’ interests, Boeing must participate actively in the political process. Boeing engages in such participation in a manner that is consistent with applicable local, state and federal law, and that does not put us at a competitive disadvantage. For example, the Company makes certain contributions to state and local candidates and in support of certain state and local ballot initiatives, all of which are fully compliant with applicable law. The Company’s authorized, employee-supported political action committee, or PAC, will also at times make contributions to certain federal candidates, again, consistent with the requirements of all applicable law. In respect of indirect political activity, the Company contributes prudently to trade associations that advance Boeing’s business objectives and shareholders’ interests, recognizing that some portion of those trade associations’ budgets will at times also be used to make political contributions.

Boeing adheres to the highest standards of ethics and accountability in its political activities. Records of a significant portion of the contributions made by Boeing and its employee-supported PAC, are publicly available. The Company’s Ethical Business Conduct Guidelines, available at www.boeing.com/companyoffices/aboutus/ethics/ethics_booklet.pdf, describe Boeing’s internal review and oversight process for ensuring compliance with current campaign finance, lobbying and disclosure laws, as well as with the Company’s ethical business conduct principles. For example, because U.S. Federal law prohibits the use of corporate funds to make federal political contributions, Boeing’s PAC makes such contributions using funds derived exclusively from voluntary employee contributions. Information with respect to these contributions is publicly available on the Federal Election Commission’s website. In addition, information with respect to Boeing’s corporate contributions at the state and local level is generally available at the applicable state or local boards of election.

By requiring disclosure of all corporate political contributions, including those made indirectly through trade associations, the proposal disregards Boeing’s existing commitments and practices with regard to transparency and compliance with the law. The consequence for this disregard is a proposal that would impose unwarranted administrative burdens on Boeing with no discernable benefit to shareholders. In addition, implementation of the proposal would place Boeing at a competitive disadvantage by requiring the Company to reveal important elements of its corporate strategy. Boeing’s competitors could use this information at our shareholders’ expense. Finally, the Board believes that it could be misleading to disclose amounts contributed to trade associations and other entities we support, as in many cases those organizations’ political activities are incidental and/or unrelated to the reasons we support them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Additional Information

Who is entitled to vote at the 2010 Annual Meeting?

Holders of Boeing stock at the close of business on February 26, 2010 are entitled to receive Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 757,655,599 shares of common stock outstanding and approximately 730,220,334 of those shares were eligible to vote. (The shares held in the ShareValue Trust for our ShareValue Plan are not entitled to vote, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 221,730 registered shareholders on the record date and approximately 672,873 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and will also be available for ten business days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and broker non-votes) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors.

Are there any other items of business that will be addressed at the annual meeting?

The Board of Directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the annual meeting?

Attendance and voting at the annual meeting is limited to shareholders of record at the close of business on February 26, 2010. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Beneficial Shareholders.    If you are a beneficial shareholder, when you arrive at the annual meeting please register at the table for beneficial shareholders. In order to be admitted to the annual meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Boeing stock as of February 26, 2010 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

Registered Shareholders and The Boeing Company Voluntary Investment Plan Participants.    If you are a registered shareholder or a VIP participant, an admission ticket is attached to your proxy card. If you received proxy materials via the Internet, you may print an admission ticket from the Internet Voting Site. In order to be admitted to the annual meeting, you must bring your admission ticket and a valid photo identification.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Georgeson Inc., a proxy solicitation firm, to aid in the solicitation of proxies, for a base fee of $12,000, plus additional expenses of approximately $110,000. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the Securities and Exchange Commission a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, the Board has adopted a director resignation and recusal policy in our Corporate Governance Principles.

Under this policy, the Board of Directors will nominate for re-election only those incumbent candidates who tender irrevocable resignations. The Board has obtained such conditional resignations from each director nominee for election at the annual meeting. The irrevocable resignations will be effective upon (1) the failure to receive the required vote at any annual meeting at which directors are nominated for re-election and (2) Board acceptance of the resignations. In the event that a director nominee does not receive the required vote at the annual meeting, the GON Committee will recommend to the Board whether to accept or reject a tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the shareholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the GON Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

How do I submit a shareholder proposal for inclusion in Boeing’s 2011 Proxy Statement?

In order to be considered for inclusion in our 2011 proxy statement, shareholder proposals must comply with the Securities and Exchange Commission’s Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials and must be submitted in writing to:

Office of the Corporate Secretary

Boeing Corporate Offices

100 North Riverside Plaza, MC 5003-1001

Chicago, Illinois 60606-1596

Proposals must be received on or prior to Monday, November 15, 2010.

How do I submit an item of business for the 2011 Annual Meeting?

Our By-Laws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2011 annual meeting (other than a shareholder proposal submitted for inclusion in our 2011 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above between Tuesday, December 28, 2010 and the close of business on Wednesday, January 26, 2011. Proposals should include the information set forth in our By-Laws, which are posted on our website.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2009 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, proxy statement and 2009 annual report are also available on the Internet at www.edocumentview.com/ba. In addition, our Annual Report on Form 10-K, including financial statements, is available on our website at www.boeing.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4408 or writing Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207.

May I receive my proxy materials electronically in the future?

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered shareholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/us/ecomms.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial shareholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

How may I recommend or nominate individuals to serve as directors?

Shareholders wishing to suggest qualified candidates for consideration by the GON Committee may do so by writing at any time to the Office of Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration by such Committee. The Committee evaluates the qualifications of such suggested candidates on the same basis as those of other director candidates.

The GON Committee will also consider qualified candidates as nominees for election as director that are properly submitted by our shareholders. The Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders can submit qualified candidates as nominees for election as director by writing to the Office of the Corporate Secretary, Boeing Corporate Offices, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including with respect to timing, set forth in our By-Laws. See “How do I submit a shareholder proposal for inclusion in Boeing’s 2011 Proxy Statement?” and “How do I submit an item of business for the 2011 Annual Meeting?” on page 71 for additional information.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address, unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent:

Computershare Investor Services

P.O. Box 43078

Providence, Rhode Island 02940-3078

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

Appendix 1: The Boeing Company Corporate Governance Principles

In order to help shareholders understand the roles and responsibilities of the Board of Directors and the Company’s governance practices, the following is a description of the Company’s corporate governance principles and current practices. The Governance, Organization and Nominating Committee reviews these practices regularly.

Responsibilities of the Board

Role of the Board

The Company’s business is conducted by its employees, managers and corporate officers led by the Chief Executive Officer (“CEO”), with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of the Company. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable business judgment on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company’s corporate officers, outside advisors and auditors.

The Board’s general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO’s performance and review the Company’s succession plan for the CEO and other elected officers; (2) review the long-range business plans of the Company and monitor performance relative to achievement of those plans; (3) consider long-range strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company. In addition, the Board shall be knowledgeable about the content and operation of Boeing’s ethics and compliance program, and shall exercise reasonable oversight with respect to its implementation and effectiveness.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the nonemployee directors for their approval. The nonemployee directors then meet privately to discuss the CEO’s performance for the current year against his current performance objectives; they review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation in accordance with the policies and procedures in that Committee’s charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its most important responsibilities. The CEO reports annually to the Governance, Organization and Nominating Committee on planning for CEO succession. The Board also reviews and monitors the plan of succession for elected officers. When succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the nonemployee directors.

It has been the policy of the Company that the Board should determine whether the positions of CEO and Chairman should be held by the same person. The Board believes that it is in the best interests of the Company to make such a determination when it elects a new CEO. Because the CEO currently holds the position of Chairman, the Board has appointed a lead director.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company’s codes of ethical conduct. Shareholders may access a copy of each code of ethical conduct on the Company’s web site at www.boeing.com/corp_gov/. The Board will promptly disclose any waivers from the Company’s Code of Ethical Business Conduct, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chairperson of the Governance, Organization and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. If the Board exercises its right to grant a waiver from the Company’s code of Ethical Conduct for any officer or other employee, such waiver shall also be promptly disclosed. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Board’s Interaction with Stakeholders

The CEO and other corporate officers are responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, communities, employees, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy, however, does not preclude independent directors from meeting with stakeholders, but it is the norm that, where appropriate, directors notify and consult with management before any such meetings.

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to the Lead Director or to the nonmanagement directors as a group. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

Board Composition

Board Size and Composition

At least 75% of the Board shall meet the NYSE criteria for independence or be non-employee directors. Shareholders may access a copy of the Company’s Director Independence Standards on the Company’s website at www.boeing.com/corp_gov/. The Governance, Organization and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. The Committee has not established specific minimum eligibility requirements for Board members other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

Selection of Directors

The shareholders of the Company vote on the nominees, as proposed by the Board, for election as directors at the annual meeting of shareholders. Shareholders may propose director nominees in accordance with the procedures set forth in the Company’s By-Laws and the charter of the Governance, Organization and Nominating Committee. The screening process for nominees is handled by the Governance, Organization and Nominating Committee in accordance with the policies and principles in its charter with direct input from the other directors. Between the annual meeting of shareholders, the Board has authority under the By-Laws to fill vacant positions and to determine in which class that director should be placed.

Effect of a Failure to Receive a Majority of the Votes in Director Elections

In accordance with the Company’s By-Laws, if none of the Company’s shareholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if the Company’s shareholders have withdrawn all such nominations on or prior to the tenth day preceding the date the Company mails its notice of meeting to shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board shall nominate for re-election as directors only incumbent candidates who tender, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Guideline.

The Governance, Organization and Nominating Committee (or such other committee as the Board may appoint) shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the tendered resignation, taking into account the recommendation of such committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within ninety days from the date of the certification of the election results. The committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including whether the acceptance of any resignation would cause the Company to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934. The director whose resignation is under consideration shall not participate in the recommendation of the committee with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Lead Director

The Board has selected an independent director to serve as Lead Director. The Lead Director is elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee.

The Board has determined that the Lead Director should have the following specific duties and responsibilities:

•	In consultation with the non-employee directors:

-	advise the Chairman as to an appropriate schedule of board meetings;

-	review and provide the Chairman with input regarding the agendas for the Board meetings;

•	preside at all meetings at which the Chairman is not present including executive sessions of the non-employee directors and apprise the Chairman of the issues considered;

•	be available for consultation and direct communication with the Company’s shareholders;

•	call meetings of the non-employee directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time delegate.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Governance, Organization and Nominating Committee before accepting outside board memberships with for-profit entities. While the Company acknowledges the value in having directors and officers with significant experience in other businesses and activities, each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board. Directors should notify the Governance, Organization and Nominating Committee before accepting an invitation to serve on another board to enable the Company to consider whether (1) any regulatory issues or potential conflicts are raised by the director accepting such an invitation and (2) the director will have the time required for preparation, participation and attendance at Board meetings. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board and other directors should not serve on more than four other boards of public companies in addition to the Board.

Director Retirement

Each nonemployee director must retire at the annual meeting following his or her 74th birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance, Organization and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. Unless waived by the Board, the Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in his or her status as an officer of the Company.

Director Compensation and Stock Ownership

It is the general policy of the Board that nonemployee directors’ compensation should be a mix of cash and equity-based compensation with a significant portion of such compensation in the form of the Company’s stock or stock-equivalent units. Nonemployee directors receive a substantial portion of their compensation in deferred stock units, which must be held until retirement or other termination of Board service. Each nonemployee director should hold by the end of his or her third year as a director stock or stock-equivalent units (including deferred stock units) with a value equal to three times the annual cash retainer fee and by the end of his or her sixth year as a director stock or stock-equivalent units (including deferred stock units) with a value equal to five times the annual cash retainer fee. The components of director compensation are disclosed in the Company’s proxy statement, a copy of which may be accessed on the Company’s website at www.boeing.com/companyoffices/financial/.

The form and amount of director compensation will be determined by the Governance, Organization and Nominating Committee. The Committee regularly reviews and compares the Company’s Board compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company. Directors who are employees of the Company do not receive any compensation for their service as directors.

Board and Committee Meetings

Board Agenda and Meetings

The CEO and the committee chairpersons establish the agendas for Board and committee meetings. The Lead Director shall review the Board and committee agendas, as appropriate. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board’s understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the annual meeting of shareholders.

Executive Sessions

The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting. Among the items that the nonemployee directors meet privately in executive sessions to review is the performance of the CEO and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The Lead Director acts as the chair of the executive sessions of the nonemployee directors.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The Board has the following five committees: Audit, Compensation, Finance, Special Programs, and Governance, Organization and Nominating. All members of the Audit, Compensation, and Governance, Organization and Nominating Committees of the Board shall be non-employees and meet the criteria for independence of the NYSE. Chairpersons and members of these five committees are rotated regularly, as appropriate. Members of the Audit Committee regularly meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function. The Audit Committee shall report to the Board, no less than annually, with respect to the implementation and effectiveness of Boeing’s ethics and compliance program to support the Board’s oversight responsibility.

Each committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Shareholders may access a copy of each committee charter on the Company’s website at www.boeing.com/corp_gov/. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board’s committees are expected to attend all meetings.

Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management.

Confidential Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and officers of the Company, except (1) when disclosure is required by applicable law or regulation, (2) when a shareholder expressly requests such disclosure, or (3) in a contested proxy solicitation if the shareholder is an employee of the Company or a participant in the Company’s stock fund or one of its retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (1) or (2) above applies.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance, Organization and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs annually, includes a survey of the individual views of all directors, which are then shared with the full Board. In addition, each of the committees performs a similar annual self-evaluation.

Director Orientation and Continuing Education

All new directors must participate in the Company’s Orientation Program, which should be conducted within six months of election. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, the Code of Ethical Business Conduct, its principal officers, and internal and independent auditors. In addition, the Orientation Program will include visits to Company headquarters and, to the extent practical, the Company’s significant facilities. A third-party continuing education program will be scheduled in conjunction with Board or committee meetings, as appropriate. In addition, Board members shall receive training on at least an annual basis in conjunction with regularly scheduled Board meetings, on topics relating to corporate governance policies and roles and responsibilities of Board members. Board members shall have at least one annual on-site visit to a Boeing operating unit, familiarizing Board members on operations of that unit and facilitating direct interaction between Board members and operating personnel as appropriate. All directors are also encouraged to attend, at the Company’s expense, director continuing education programs offered by various organizations. The Corporate Secretary will inform the directors of such educational opportunities.

Shareholder Rights Plan

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire. If the rights plan is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

Clawback Policy

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

DIRECTIONS AND MAP

2010 Annual Meeting of Shareholders: April 26, 2010 at 10:00 a.m.

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

General Directions

From O’Hare Airport (20 miles SE):

Use I-90 east to the Kennedy Expressway, I-90/94 east heading toward Chicago.

Take Roosevelt Road exit and turn left at the second light onto Roosevelt Road.

Turn right at second light (Columbus Drive) after crossing Michigan Avenue.

Columbus Drive becomes Lake Shore Drive (US-41).

Turn left on 18th Street which becomes Museum Campus Drive.

Entrance to parking garage will be on your left.

From Midway Airport (12 miles NE):

Go North on Cicero Ave. to I-55.

Take I-55 North to N. Lake Shore Drive.

The first traffic light on N. Lake Shore Drive will be McFetridge.

Turn right on McFetridge (East).

The Field Museum will be on your left. Soldier Field parking will be on your right.

•	Registration will begin at 8:30 a.m. and the meeting will begin at 10:00 a.m.

•

If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at Soldier Field’s North Garage, which is across the street from The Field Museum. The parking fee is $16.00 for the first four hours; $19.00 thereafter.

•	You are encouraged to tour The Field Museum, at no charge to you, following adjournment of the meeting. You will not be required to purchase a ticket for entry to the museum.

•

Information on public transportation to the meeting may be obtained from the Regional Transportation Authority by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

Admission Ticket
C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies for record holders submitted by the Internet or telephone must be received by 10:00 a.m. Central time on April 26, 2010. Proxies for savings plan participants are subject to an earlier deadline as described on the reverse side.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/ba
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Company Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John H. Biggs	☐	☐	☐	02 - John E. Bryson	☐	☐	☐	03 - David L. Calhoun	☐	☐	☐

04 - Arthur D. Collins, Jr.	☐	☐	☐	05 - Linda Z. Cook	☐	☐	☐	06 - William M. Daley	☐	☐	☐

07 - Kenneth M. Duberstein	☐	☐	☐	08 - Edmund P. Giambastiani, Jr.	☐	☐	☐	09 - John F. McDonnell	☐	☐	☐

10 - W. James McNerney, Jr.	☐	☐	☐	11 - Susan C. Schwab	☐	☐	☐	12 - Mike S. Zafirovski	☐	☐	☐

	For	Against	Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditor.	☐	☐	☐

B	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 3-7.

	For	Against	Abstain		For	Against	Abstain

3. Ethical criteria for military contracts.	☐	☐	☐	4. Advisory vote on named executive officer compensation.	☐	☐	☐

5. Change ownership threshold to call special meetings.	☐	☐	☐	6. Independent chairman.	☐	☐	☐

7. Report on political contributions.	☐	☐	☐

IMPORTANT: UNLESS VOTING ON THE INTERNET OR BY PHONE, YOU MUST COMPLETE SECTIONS A - D

ON BOTH SIDES OF THIS CARD, AND SIGN AND DATE ON REVERSE.

	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
¢	1 U P X	0 2 4 3 6 5 1

002CS40017            0153QF

Admission Ticket

INFORMATION ABOUT THE BOEING COMPANY 2010 ANNUAL MEETING OF SHAREHOLDERS

Directions to The Field Museum, Chicago, Illinois are available by telephone at 312-922-9410 or on The Field Museum’s Internet website at www.fieldmuseum.org

PLEASE BRING ADMISSION TICKET WITH VALID PHOTO IDENTIFICATION TO PRESENT FOR ADMISSION TO

THE MEETING. THIS TICKET WILL ADMIT SHAREHOLDER AND ONE GUEST.

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME & DATE:	PLACE:	WHO MAY VOTE:
10:00 a.m., Central time, on Monday, April 26, 2010	The Field Museum 1400 South Lake Shore Drive Chicago, Illinois 60605-2496	You may vote if you were a shareholder of record at the close of business on February 26, 2010

By order of the Board of Directors

Michael F. Lohr, Corporate Secretary

Attention Internet Users! You can access your shareholder information online. Also, if you wish to receive future meeting materials and shareholder communications electronically, you may elect to do so. You may perform each of these activities at the following secure Internet site: www.computershare.com/us/ecomms.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY / VOTING INSTRUCTION SOLICITED BY THE BOARD OF DIRECTORS THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 26, 2010	+

The undersigned hereby appoints John H. Biggs, John E. Bryson and Kenneth M. Duberstein (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 26, 2010 (the “Meeting”), and at any adjournment(s) thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the Meeting and any adjournment(s) thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the Proxy Committee to vote in the Proxy Committee’s judgment on such other business as may properly come before the Meeting and any adjournment(s) thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote your Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central time, on April 21, 2010, or the trustee will vote your Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+